Exhibit 10.1

LOAN AGREEMENT

Dated as of

September 12, 2019

Between

ARG CMGLTWY001, LLC,

ARG SSFSRIN001, LLC,

ARG EQWBGPA001, LLC,

ARG HCCLHGA001, LLC,

ARG UPDBNMI001, LLC,

ARG CDNCNOH001, LLC,

ARG MT2PKSLB001, LLC,

ARG HRTFTGA001, LLC,

ARC FELKCLA001, LLC,

ARG EHBIRAL001, LLC,

ARC ATSNTTX001, LLC and

ARC SLSTCCA001, LLC

collectively, as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

Loan No. 10202952

4.1.14	Utilities and Public Access	55
4.1.15	Not a Foreign Person	56
4.1.16	Separate Lots	56
4.1.17	Assessments	56
4.1.18	Enforceability	56
4.1.19	No Prior Assignment	56
4.1.20	Insurance	56
4.1.21	Use of Property	56
4.1.22	Certificate of Occupancy; Licenses	56
4.1.23	Flood Zone	56
4.1.24	Physical Condition	57
4.1.25	Boundaries	57
4.1.26	Leases	57
4.1.27	Survey	58
4.1.28	Inventory	58
4.1.29	Filing and Recording Taxes	58
4.1.30	Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure	58
4.1.31	Management Agreement	59
4.1.32	Illegal Activity	59
4.1.33	Intentionally Omitted	59
4.1.34	Investment Company Act	59
4.1.35	Embargoed Person; Patriot Act and Similar Acts	59
4.1.36	Principal Place of Business; State of Organization	60
4.1.37	Environmental Representations and Warranties	60
4.1.38	Cash Management Account	61
Section 4.2	Survival of Representations	61
Section 4.2	Lender: No Plan Assets	61

ARTICLE V - BORROWER COVENANTS		61
Section 5.1	Affirmative Covenants	61
5.1.1	Existence; Compliance with Legal Requirements	62
5.1.2	Taxes and Other Charges	63
5.1.3	Litigation	63
5.1.4	Access to Property	63
5.1.5	Notice of Material Adverse Change	64
5.1.6	Cooperate in Legal Proceedings	64
5.1.7	Perform Loan Documents	64
5.1.8	Award and Insurance Benefits	64
5.1.9	Further Assurances	64
5.1.10	Principal Place of Business, State of Organization	65
5.1.11	Financial Reporting	65
5.1.12	Business and Operations	68
5.1.13	Title to the Property	68
5.1.14	Costs of Enforcement	69
5.1.15	Estoppel Statement	69
5.1.16	Loan Proceeds	70

5.1.17	Intentionally Omitted	70
5.1.18	Intentionally Omitted	70
5.1.19	Environmental Covenants	70
5.1.20	Leasing Matters	73
5.1.21	Alterations	74
5.1.22	Operation of Property	76
5.1.23	Embargoed Person; Compliance with Patriot Act and Similar Acts	77
5.1.24	Ground Lease	78
5.1.24	Ground Lease	78
Section 5.2	Negative Covenants	79
5.2.1	Operation of Property	79
5.2.2	Liens	79
5.2.3	Dissolution	79
5.2.4	Change In Business	80
5.2.5	Debt Cancellation	80
5.2.6	Zoning	80
5.2.7	No Joint Assessment	80
5.2.8	Intentionally Omitted	80
5.2.9	ERISA	80
5.2.10	Transfers	81

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION		86
Section 6.1	Insurance	86
Section 6.2	Casualty	86
Section 6.3	Condemnation	86
Section 6.4	Restoration	91

ARTICLE VII - RESERVE FUNDS		96
Section 7.1	Required Repairs	96
7.1.1	Deposits	96
7.1.2	Release of Required Repair Funds	96
Section 7.2	Tax and Insurance Escrow Fund	97
7.2.1	Deposits	97
7.2.2	Deposits for Certain Taxes Suspended	97
Section 7.3	Replacements and Replacement Reserve	98
7.3.1	Replacement Reserve Fund	98
7.3.2	Disbursements from Replacement Reserve Account	98
7.3.3	Performance of Replacements	99
7.3.4	Failure to Make Replacements	100
7.3.5	Balance in the Replacement Reserve Account	100
Section 7.4	Rollover Reserve	101
7.4.1	Deposits to Rollover Reserve Fund	101
7.4.2	Disbursements from Rollover Reserve Account	102
Section 7.5	Excess Cash Flow Reserve Fund	103
7.5.1	Deposits to Excess Cash Flow Reserve Fund	103
7.5.2	Release of Excess Cash Flow Reserve Funds	103
Section 7.6	Reserve Funds, Generally	103
Section 7.7	Major Tenant Rollover Reserve	104

v

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs - Deadlines for Completion

Schedule III	–	Organizational Chart of Borrowers

Schedule IV	–	Individual Properties and Allocated Loan Amounts

Schedule V	–	Intentionally Omitted

Schedule VI	–	Tenant Direction Letter Form

Schedule VII	–	Form of Disbursement Certification and Schedule

Schedule VIII	–	Letter to City of San Antonio Development Services Regarding
Completion of AT&T Sprinkler Installation Work

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of September 12, 2019 (this “Agreement”), between KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook, Suite 300, Overland Park, Kansas 66211 (“Lender”), and ARG CMGLTWY001, LLC, ARG SSFSRIN001, LLC, ARG EQWBGPA001, LLC, ARG HCCLHGA001, LLC, ARG UPDBNMI001, LLC, ARG CDNCNOH001, LLC, ARG MT2PKSLB001, LLC, ARG HRTFTGA001, LLC, ARC FELKCLA001, LLC, ARG EHBIRAL001, LLC, ARC ATSNTTX001, LLC and ARC SLSTCCA001, LLC, each a Delaware limited liability company, and each having its principal place of business at 405 Park Avenue, New York, New York 10022 (individually, collectively, jointly and severally, as the context requires, “Borrower”).

RECITALS:

A.            Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B.             Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1           Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Action” has the meaning set forth in Section 10.3 hereof.

“Additional Insolvency Opinion” means any subsequent Insolvency Opinion.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.10(f) hereof.

“Advisor Party” shall mean Global Net Lease Advisors, LLC, a Delaware limited liability company, or any direct or indirect owner of Global Net Lease Advisors, LLC under common Control with Global Net Lease Advisors, LLC.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Borrower or Guarantor has, directly or indirectly, any material legal, beneficial or economic interest.

“Agent” means KeyBank National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule IV hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Notwithstanding the foregoing or anything herein to the contrary, in the event of a Casualty or Condemnation whereby Net Proceeds (or any portion thereof) are to be applied to the principal amount of the Debt pursuant to the terms of Article VI hereof (such Net Proceeds, the “Applied Net Proceeds”), (a) then such Applied Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation until reduced to zero and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (b) notwithstanding the terms of the foregoing clause (a), with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property shall be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”) and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the Applied Net Proceeds realized with respect to such Individual Property (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount. Additionally, in connection with any Partial Release, the Allocated Loan Amounts for the Individual Properties shall be adjusted as provided for in Section 2.6.2(k) hereof.

“Anti-Corruption Laws” means any laws, rules and regulations of any of any Governmental Authority applicable to Borrower, Guarantor or any of their direct or indirect members, partners or owners concerning bribery or corruption, including the United States Foreign Corrupt Properties Act of 1997 (15 U.S.C.§8 78d Jan/et seq.).

“Anti-Money Laundering Laws” means any laws, rules and regulations of any Governmental Authority applicable from time to time to Borrower, Guarantor or any of their direct or indirect partners, members or owners related to money laundering or terrorist financing.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for the each Individual Property prepared by Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Assignment of Management Agreement” means, individually or collectively as the context requires, each Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“AT&T O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“Availability Threshold” means $1,000,000.00.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law that is not discharged, stayed or dismissed within ninety (90) days; (c) such Person filing an answer consenting in writing to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, provided that, notwithstanding the foregoing, the delivery and/or submission of factual statements in connection with any involuntary petition filed against a Person as required by Legal Requirements shall not constitute a Bankruptcy Action; (d) such Person consenting in writing to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due provided that, notwithstanding the foregoing, the delivery and/or submission of factual statements in connection with any involuntary petition filed against a Person as required by Legal Requirements shall not constitute a Bankruptcy Action.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” means a day upon which commercial banks are not authorized or required by law to close in New York City or such other city designated in writing by Lender from time to time as the place for receipt of payments.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower; (c) a Manager Trigger Event; (d) a DSCR Trigger Event; (e) a Major Tenant Trigger Event; or (f) a Lease Rollover Trigger Event.

“Cash Sweep Event Cure” means:

(a)           if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, (i) the occurrence of a DSCR Cure, (ii) the delivery by Borrower to Lender of the DSCR/Tenant Cure – Letter of Credit, and each subsequent increase, if any, thereto, all in accordance with the terms hereof, or (iii) Borrower’s completion of a DSCR Cure –Partial Prepayment in accordance with the terms hereof;

(b)            if the Cash Sweep Event is caused by an Event of Default, a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its discretion);

(c)           if the Cash Sweep Event is caused by a Manager Trigger Event, the date that Borrower replaces such Manager with a Qualified Manager under a Replacement Management Agreement;

(d)           if the Cash Sweep is caused by the occurrence of a Major Tenant Trigger Event, Borrower’s completion of the applicable Major Tenant Cure Event; or

(e)           if the Cash Sweep is caused by the occurrence of a Lease Rollover Trigger Event, Borrower’s completion of the applicable Lease Rollover Cure Event.

provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of eight (8) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including, reasonable out-of-pocket attorney’s fees and expenses. Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Clearing Account” has the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” means that certain Clearing Account - Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means the clearing bank which establishes, maintains and holds the Clearing Account, which shall be an Eligible Institution acceptable to Lender in its reasonable discretion.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Crowdfunding” means, any offer or sale of equity or debt securities of Borrower or Guarantor or any Affiliate of any of them, involving or relating to direct or indirect interests, or any combination of direct or indirect interests, in any of the foregoing Persons (but not sales of securities by REIT in the ordinary course), that is conducted or proposed to be conducted via the internet or through the use of other general solicitation or advertising of the investment opportunity to prospective investors by the issuer of such securities or an online or other funding portal in a transaction or series of transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, including but not limited to pursuant to the exemptions provided by Section 4(a)(6) thereof or Rule 506(c) promulgated thereunder, any other similar state securities law, or any similar transaction.

“Current Owner” has the meaning set forth in Section 5.2.10(f) hereof.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Prepayment Consideration (as defined in the Note)) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)            the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual property management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) property management fees equal to the greater of (1) assumed property management fees of 3% of Gross Income from Operations and (2) the actual property management fees incurred, and (B) annual Replacement Reserve Fund contributions equal to $0.20 per square foot of gross leasable area at the Property, and (C) annual Rollover Reserve Fund contributions equal to $0.71 per square foot of gross leasable area at the Property; and

(b)           the denominator is the aggregate amount of Debt Service for such period.

“Debt Service Coverage Ratio as of the Closing Date” means 2.65 to 1.00.

“Debt Yield” means a ratio in which:

(a)            the numerator is the same numerator that would be calculated in connection with the definition of Debt Service Coverage Ratio herein; and

(b)           the denominator is the outstanding balance of the Loan as of the date of calculation.

“Debt Yield as of the Closing Date” means 9.82%.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Interest Rate.

“Disbursement Certification and Schedule” means a certificate in the form attached hereto as Schedule VII, delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other similar offering document, in each case, in connection with a Securitization.

“DSCR Cure” means the achievement of a Debt Service Coverage Ratio of 2.00 to 1.00 or greater for two (2) consecutive quarters based upon the trailing three (3) month period immediately preceding the date of determination.

“DSCR Cure – Partial Prepayment” means a partial prepayment of the Loan in accordance with Section 9 of the Note in an amount (including any required Prepayment Consideration) that results in a reduction of the principal balance of the Loan sufficient to achieve a Debt Service Coverage Ratio of at least 2.00 to 1.00 for the trailing three (3) month period immediately preceding the date of determination.

“DSCR Trigger Event” means, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.85 to 1.00.

“DSCR/Tenant Cure – Letter of Credit” means an unconditional irrevocable letter of credit (together with any related documentation reasonably required by Lender, the “Letter of Credit”) in an amount initially equal to the aggregate amount of funds that would have been Excess Cash Flow for the trailing three (3) month period immediately preceding the date of the DSCR Trigger Event, Major Tenant Trigger Event or Lease Rollover Trigger Event, as applicable (but up to any applicable capped amount). The required face amount of the DSCR/Tenant Cure – Letter of Credit shall be recalculated and increased (but never decreased) every three (3) month period thereafter by an amount equal to the aggregate amount of funds that would have been Excess Cash Flow for the trailing three (3) month period immediately preceding such recalculation date. For the avoidance of doubt, if all then existing DSCR Trigger Events, Major Tenant Trigger Events or Lease Rollover Trigger Events, as applicable, have been cured by Borrower, in the event a separate DSCR Trigger Event, Major Tenant Trigger Event or Lease Rollover Trigger Event, as applicable (but up to any applicable capped amount), occurs at any time following such cure, any future Letter of Credit shall be calculated pursuant to the preceding sentence without regard for any calculations made with respect to any prior Letter of Credit. Borrower shall cause the DSCR/Tenant Cure – Letter of Credit to be reissued or amended within ten (10) days following each such recalculation to reflect the increased amount thereof. Such DSCR/Tenant Cure – Letter of Credit shall be issued by an issuer and otherwise in form and substance reasonably acceptable to Lender, Lender agreeing that KeyBank National Association is an acceptable issuer of such Letter of Credit. The DSCR/Tenant Cure – Letter of Credit (a) shall be obtained by an “applicant” that is not the Borrower, (b) shall provide that it is transferable by Lender and its successors at no cost to them, and that the issuer of such a letter of credit will look solely to parties other than Lender for any transfer costs or fees, (c) shall provide for partial draws thereon, (d) shall be payable by sight draft only and shall not include any requirements or conditions for draws other than Lender’s demand therefore, and (e) shall have a term expiring not earlier than thirteen (13) months from the date of its issuance. Not less than thirty (30) days prior to the expiration date of the DSCR/Tenant Cure – Letter of Credit then held by Lender hereunder, Borrower shall deposit with Lender a replacement DSCR/Tenant Cure – Letter of Credit complying with the requirements of this paragraph or provide Lender with evidence reasonably satisfactory to Lender that the expiration date of the existing DSCR/Tenant Cure – Letter of Credit has been extended an additional twelve (12) months. Borrower’s failure to provide to Lender such replacement or extension as required by the immediately prior sentence shall allow Lender to draw the entire remaining proceeds thereof and deposit the same in the Excess Cash Flow Reserve Account. The DSCR/Tenant Cure – Letter of Credit and all proceeds thereof shall be deemed part of the Reserve Funds, and shall be held in escrow by Lender according to the terms of this Agreement. Borrower will pay all costs associated with the initial issuance, any modification or re-issuance of the DSCR/Tenant Cure – Letter of Credit, now or in the future, in connection with any transfer of the Loan by Lender, in connection with any Securitization or otherwise. Upon such transfer, Borrower agrees that Lender is released from all liability in respect of the DSCR/Tenant Cure – Letter of Credit, and that Borrower shall look solely to the transferee with respect to all matters relating to the DSCR/Tenant Cure – Letter of Credit. In the event that all then existing DSCR Trigger Events, Major Tenant Trigger Events or Lease Rollover Trigger Events, as applicable, have been cured, other than by Lender holding the DSCR/Tenant Cure – Letter of Credit, during a period wherein Lender is in possession of the DSCR/Tenant Cure – Letter of Credit, Lender will promptly return the DSCR/Tenant Cure – Letter of Credit to Borrower within five (5) Business Days following Lender’s acceptance of Borrower’s cure.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including the Patriot Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Emergency Expenses” means an expense which, in Borrower’s good faith judgment is necessary to (a) prevent an immediate threat to the health, safety or welfare of any person in the immediate vicinity of the Property, (b) prevent immediate material damage or material loss to the Property, (c) avoid the suspension of any necessary service in or to any portion of the Property, or (d) avoid criminal liability or material civil liability on the part of Borrower with respect to activities at the Property or pursuant to this Agreement or the other Loan Documents.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any applicable federal, state and local laws, statutes, ordinances, rules and regulations, as well as common law, now or in the future relating to protection of human health or the environment, relating to Hazardous Substances, or relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances. Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local corollary statutes, ordinances, rules and regulations: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the environmental provisions of the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Endangered Species Act. Environmental Law also includes any applicable federal, state and local laws, statutes, ordinances, rules and regulations, as well as common law, now or in the future: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; or imposing conditions or requirements relating to the Hazardous Substances in connection with environmental permits or other environmental authorization for lawful activity with respect to the Property.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“EQT O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5.1 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Foreclosure Sale” has the meaning set forth in Section 9(c) of the Note.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations), in each case, which has jurisdiction over Borrower or the applicable Individual Property.

“Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrowers in writing is now included in “Government Lists”, (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce, the United Nations, the European Union, any European Union member state, the United Kingdom or any other Governmental Authority or (iv) any similar lists maintained pursuant to any Executive Order of the President of the United States of America that Lender notified Borrowers in writing is now included in “Government Lists”.

“Gross Income from Operations” means, during any period, all regular and recurring income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including (i) Rents from Tenants that are in occupancy and paying rent (provided that the amount of any offsets or credits due any such Tenant shall not be included as Rent unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period (unless Borrower has deposited with Lender a letter of credit or a reserve equal to the amount of all rent that would have been payable during such free-rent period), or Tenants that are the subject of any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards (other than as a result of a temporary Taking), (vii) unforfeited security deposits, (viii) utility and other similar deposits, and (ix) any disbursements to Borrower from the Reserve Funds, if any (provided, however, that Gross Income from Operations shall include any Reserve Funds disbursements that are intended to be in substitution of Rent that would be payable by any Tenant during any period where such Tenant does not have the obligation to pay Rent under its Lease). Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” means Global Net Lease Operating Partnership, L.P., a Delaware limited partnership.

“Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar regulatory effect under any Environmental Laws, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, toxic mold or microbial matter and mycotoxins, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Immediate Family Member” has the meaning set forth in Section 5.2.10(f).

“Improvements” means, individually or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in a Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property now or hereafter owned by a Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.” The location of each Individual Property and the Borrower that owns each Individual Property are identified on Schedule IV.

“Initial Interest Payment Per Diem” has the meaning set forth in the Loan Terms Table of the Note.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the date hereof delivered by Bogal & Kahn LLP in connection with the Loan.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that could reasonably be expected to interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” means, as the context may require, for Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 or Note A-8, the “Interest Rate” specified in the Loan Terms Table of such Note.

“Land” means, individually or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), in each case to which Borrower is a party, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Rollover Cure Event” means the earliest to occur of the following:

(A)         the date that Borrower has provided reasonably acceptable evidence to Lender that one or more Tenants has renewed the term of its Lease pursuant to the terms set forth therein such that, during the Lease Rollover Trigger Event Loan Year to which the Lease Rollover Trigger Event relates, all Leases that are scheduled to expire by the terms of such Leases (without giving effect to any renewal or extension options unless such options have been validly and irrevocably exercised pursuant to the terms of the applicable Lease) then constitute or represent, in the aggregate, (i) twenty percent (20%) or less of the total net rentable area of all Individual Properties and (ii) twenty percent (20%) or less of the total annual Rents from all Individual Properties,

(B)          the date that Borrower has entered into one or more replacement Leases, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion such that, during the Lease Rollover Trigger Event Loan Year to which the Lease Rollover Trigger Event relates, all Leases that are scheduled to expire by the terms of such Leases (without giving effect to any renewal or extension options unless such options have been validly and irrevocably exercised pursuant to the terms of the applicable Lease) then constitute or represent, in the aggregate, (i) twenty percent (20%) or less of the total net rentable area of all Individual Properties and (ii) twenty percent (20%) or less of the total annual Rents from all Individual Properties and, with respect to each such replacement Lease (i) the applicable replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offsets or credits), (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(C)          the date that the Rollover Reserve Funds in the Rollover Reserve Account are equal to the Rollover Reserve Cap,

(D)         the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (D) and reinstate the Cash Sweep Event which was previously cured hereby, or

(E)          the date there has been a DSCR Cure.

“Lease Rollover Trigger Event” means the last day of the Loan Year immediately preceding any Loan Year (a “Lease Rollover Trigger Event Loan Year”) during which one or more Leases are scheduled to expire by the terms of such Leases (without giving effect to any renewal or extension options unless such options have been validly and irrevocably exercised pursuant to the terms of the applicable Lease), which Leases constitute or represent, in the aggregate, either (i) more than twenty percent (20%) of the total net rentable area of all Individual Properties or (ii) more than twenty percent (20%) of the total annual Rents from all Individual Properties.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities related to the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its permitted successors and assigns.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean, to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance, assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit (with a maturity of two (2) years or less) issued by a commercial bank having net assets of not less than $500 million, marketable securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market, or immediately available funds under a credit facility.

“Liquid Assets Threshold” means Liquid Assets having a market value of at least $5,000,000.00.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, and all other documents executed or delivered by Borrower or Guarantor in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of all applicable Individual Properties, as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Loan Year” means each twelve (12) month period during the term of the Loan commencing on September 1st and ending on August 31st of the following calendar year.

“Major Tenant” means, individually or collectively, as the context requires, Specialty Laboratories, Inc., a California corporation (“Quest”), AT&T Services, Inc., a Delaware corporation (“AT&T”), and Encompass Health Corporation, a Delaware corporation (“Encompass”), any successor or assign of any such entity as tenant under its Major Tenant Lease, or any subsequent Tenant under any replacement of the applicable Major Tenant Lease.

“Major Tenant - Approved Sublease” means one or more subleases of all or a portion of a Major Tenant Premises which sublease or subleases shall (i) be between the applicable Major Tenant and a Major Tenant - Approved Sublessee, (ii) have been approved by Lender in its reasonable discretion, and (iii) be upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion.

“Major Tenant - Approved Sublessee” means a sublessee in connection with a Major Tenant - Approved Sublease approved by Lender in its reasonable discretion.

“Major Tenant Cure Event” means:

(i)             if the Cash Sweep Period is caused by a Major Tenant Trigger Event – Bankruptcy where the Bankruptcy Action relates to a Major Tenant, no Event of Default has occurred and is continuing and no event that would trigger another Cash Sweep Period has occurred and is continuing, the earliest to occur of the following:

(A)         the date which is thirty (30) days after the date that the applicable Major Tenant has affirmed its Major Tenant Lease, is no longer the subject of a bankruptcy or similar proceeding, is in occupancy and paying full contractual unabated post-petition rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and has delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(B)         the date that Borrower has entered into one or more replacement Leases for all or a substantial portion (as reasonably determined by Lender) of the applicable Major Tenant Premises, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion, and (i) such replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and have made their first monthly rental payment, (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(C)          the date that the applicable Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account is equal to the then applicable Major Tenant Rollover Reserve Cap,

(D)         the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (D) and reinstate the Cash Sweep Event which was previously cured hereby; or

(E)          the date there has been a DSCR Cure;

(ii)            if the Cash Sweep Period is caused by a Major Tenant Trigger Event – Bankruptcy where the Bankruptcy Action relates to a Major Tenant Parent Company, no Event of Default has occurred and is continuing and no event that would trigger another Cash Sweep Period has occurred and is continuing, the earliest to occur of the following,

(A)         the date which is thirty (30) days after the date that the applicable Major Tenant Parent Company is no longer the subject of a bankruptcy or similar proceeding, and the applicable Major Tenant has affirmed its Major Tenant Lease, is in occupancy and paying full contractual unabated rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and has delivered to Lender a tenant estoppel acceptable to Lender,

(B)         the date that Borrower has entered into one or more replacement Leases for all or a substantial portion (as reasonably determined by Lender) of the applicable Major Tenant Premises, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion, and (i) such replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and have made their first monthly rental payment, (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(C)          the date that the applicable Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account is equal to the then applicable Major Tenant Rollover Reserve Cap;

(D)         the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (D) and reinstate the Cash Sweep Event which was previously cured hereby; or

(E)          the date there has been a DSCR Cure;

(iii)          if the Cash Sweep Event is caused by a Major Tenant Trigger Event - Vacation, no Event of Default has occurred and is continuing and no event that would trigger another Cash Sweep Period has occurred and is continuing, the earliest to occur of the following:

(A)         the date which is thirty (30) days after the date that the applicable Major Tenant has resumed operations at its Major Tenant Premises, is in occupancy thereof and open for business paying full contractual unabated rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), has made its next due monthly rental payment, and has delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(B)         the date that Borrower has entered into one or more replacement Leases for all or a substantial portion (as reasonably determined by Lender) of the applicable Major Tenant Premises, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion, and (i) such replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and have made their first monthly rental payment, (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(C)          the date that Lender has received one or more fully executed Major Tenant - Approved Subleases for the portion of the applicable Major Tenant Premises not then occupied by the applicable Major Tenant pursuant to (A) above, and (i) all such Major Tenant - Approved Sublessees (a) are in occupancy of their entire net leasable area of the applicable Major Tenant Premises, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or free rent credit), and have made their first monthly rental payment, (ii) all tenant improvements with respect to all applicable Major Tenant - Approved Subleases have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower and/or Major Tenant with respect to all such Major Tenant - Approved Subleases which are then due and payable have been paid, (iv) all such Major Tenant - Approved Sublessees have delivered to Lender a tenant estoppel acceptable to Lender, and (v) Major Tenant shall remain fully liable for all of the obligations under the Major Tenant Lease;

(D)          the date that the applicable Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account is equal to then applicable Major Tenant Rollover Reserve Cap;

(E)          the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (E) and reinstate the Cash Sweep Event which was previously cured hereby; or

(F)          the date there has been a DSCR Cure;

(iv)           if the Cash Sweep Event is caused by a Major Tenant Trigger Event – Lease Default and no event that would trigger another Cash Sweep Period has occurred and is continuing, the earliest to occur of the following:

(A)         the date which is thirty (30) days after the date that each applicable Major Tenant has fully cured all applicable defaults by such Major Tenant under its Major Tenant Lease,

(B)          the date that the applicable Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account is equal to the then applicable Major Tenant Rollover Reserve Cap,

(C)         the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (C) and reinstate the Cash Sweep Event which was previously cured hereby,

(D)          the date that Borrower has entered into one or more replacement Leases for all or a substantial portion (as reasonably determined by Lender) of the applicable Major Tenant Premises, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion, and (i) such replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and have made their first monthly rental payment, (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender, or

(E)          the date there has been a DSCR Cure; and

(v)           if the Cash Sweep Event is caused by a Major Tenant Trigger Event - Lease Expiration, the date upon which Borrower completes the applicable Major Tenant Lease Expiration Trigger Event Cure.

“Major Tenant Lease” means, individually or collectively, as the context requires, the:

(i)             Lease between Lexington Lion Clarita L.P., a Delaware limited partnership (predecessor to ARC SLSTCCA001, LLC), as landlord, and Specialty Laboratories, Inc., a California corporation, as tenant, dated March 18, 2004, with respect to the Individual Property located at 27027 Tourney Road, Santa Clarita, California 91355, as amended, modified, renewed and/or restated (the “Quest Lease”), or, if applicable, replaced in connection with any replacement of such Major Tenant Lease,

(ii)            Lease Agreement between ARC ATSNTTX001, LLC, as landlord, and AT&T Services, Inc., a Delaware corporation, as tenant, dated July 18, 2014, with respect to the Individual Property located at 1010 N. St. Mary’s Street, San Antonio, Texas 78215, as amended, modified, renewed and/or restated (the “AT&T Lease”), or, if applicable, replaced in connection with any replacement of such Major Tenant Lease, and

(iii)           Build to Suit Lease Agreement between CR HQ, LLC, a Delaware limited liability company (predecessor to ARG EHBIRAL001, LLC), as landlord and Encompass Health Corporation (formerly known as HealthSouth Corporation), a Delaware corporation, as tenant, dated February 25, 2016, with respect to the Individual Property located at 9001 Liberty Parkway, Birmingham, Alabama 35242, as amended, modified, renewed and/or restated, or, if applicable, replaced in connection with any replacement of such Major Tenant Lease.

“Major Tenant Lease Expiration Trigger Event Cure” means, provided that no event that would trigger another Cash Sweep Period has occurred and is continuing, the earliest to occur of the following:

(A)         the date that Borrower has provided acceptable evidence to Lender that the applicable Major Tenant has renewed the term of its Major Tenant Lease pursuant to the terms set forth therein, or

(B)         the date that Borrower has entered into one or more replacement Leases for all or a substantial portion (as reasonably determined by Lender) of the entire applicable Major Tenant Premises, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion, and upon such terms and conditions (including, without limitation, rental rate and term) as are acceptable to Lender in its reasonable discretion, and (i) such replacement Tenant or Tenants are in occupancy, are obligated to pay full contractual rent without right of offset or free rent credit (unless Borrower has deposited with Lender a reserve equal to the amount of all such offset or credit), and have made their first monthly rental payment, (ii) all tenant improvements to be completed by Borrower with respect to each such replacement Lease have been completed in accordance with the terms hereof, (iii) all leasing commissions and any other tenant reimbursement obligations incurred by Borrower with respect to each such replacement Lease which are then due and payable have been paid, and (iv) such replacement Tenant or Tenants have delivered to Lender a tenant estoppel reasonably acceptable to Lender,

(C)         the date that the applicable Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account is equal to the then applicable Major Tenant Rollover Reserve Cap;

(D)         the date that Borrower has delivered to Lender the DSCR/Tenant Cure – Letter of Credit; provided, however, that any subsequent failure to deliver any required reissuance of or amendment to the DSCR/Tenant Cure – Letter of Credit when and as required by the definition of DSCR/Tenant Cure – Letter of Credit set forth herein shall immediately void a Cash Sweep Event Cure pursuant to this Item (D) and reinstate the Cash Sweep Event which was previously cured hereby; or

(E)          the date there has been a DSCR Cure.

“Major Tenant Parent Company” means, individually or collectively, any Person that Controls any Major Tenant.

“Major Tenant Premises” means the portion of the Property demised to a Major Tenant pursuant to its Major Tenant Lease.

“Major Tenant Rollover Reserve Account” has the meaning set forth in Section 7.7.1 hereof.

“Major Tenant Rollover Reserve Cap” means that the Major Tenant Rollover Reserve Account contains (a) $9,000,000.00 if a Major Tenant Trigger Event related to Quest then exists, (b) $7,500,000.00 if a Major Tenant Trigger Event related to AT&T then exists, (c) $7,150,000.00 if a Major Tenant Trigger Event related to Encompass then exists, and (d) if Major Tenant Trigger Events related to more than one of Quest, AT&T or Encompass then exist, an amount equal to the sum of each applicable amount set forth in the preceding clauses (a), (b) and (c) for each Major Tenant to which each of such Major Tenant Trigger Events relates.

“Major Tenant Rollover Reserve Fund” has the meaning set forth in Section 7.7.1 hereof.

“Major Tenant Trigger Event” means the occurrence of a (a) Major Tenant Trigger Event – Bankruptcy, (b) Major Tenant Trigger Event – Vacation, (c) Major Tenant Trigger Event – Lease Default, or (d) Major Tenant Trigger Event - Lease Expiration.

“Major Tenant Trigger Event - Bankruptcy” means any Bankruptcy Action of a Major Tenant or the applicable Major Tenant Parent Company.

“Major Tenant Trigger Event - Lease Expiration” means, unless, prior to such date Borrower has satisfied the requirements of a Major Tenant Lease Expiration Trigger Event Cure with respect to the applicable Major Tenant Lease, the earlier to occur of (a) the date of any early termination or cancellation of a Major Tenant Lease or (b) the earlier to occur of the date (i) that is nine (9) months prior to the then applicable expiration date of the applicable Major Tenant Lease (or any renewal or replacement thereof) or (ii) on which notice for extension is due under the applicable Major Tenant Lease.

“Major Tenant Trigger Event – Lease Default” means the continuation of any default by a Major Tenant under its Major Tenant Lease beyond any applicable notice and cure period provided for therein.

“Major Tenant Trigger Event - Vacation” means the earlier to occur of (a) the date that a Major Tenant gives an official written notice that it intends to cease business operations at its Major Tenant Premises, i.e. to “go dark”, or vacate or abandon such Major Tenant Premises or (b) the date that a Major Tenant, for five (5) consecutive Business Days (except for temporary closures for repairs, restoration, rehabilitation or customary force majeure events), vacates, abandons or surrenders substantially all of its Major Tenant Premises or ceases to conduct its normal business operations thereon (including without limitation, utilizing substantially less than all of its Major Tenant Premises utilized as of the closing of the Loan), or otherwise “goes dark” at its Major Tenant Premises.

“Management Agreement” means individually or collectively (as the context may require), each management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means (x) in the case of the Individual Properties owned or leased by ARG CMGLTWY001, LLC, ARG EQWBGPA001, LLC, ARG HCCLHGA001, LLC, ARG UPDBNMI001, LLC, ARG CDNCNOH001, LLC, ARG MT2PKSLB001, LLC, ARG HRTFTGA001, LLC, ARC FELKCLA001, LLC, ARG EHBIRAL001, LLC, ARC ATSNTTX001, LLC and ARC SLSTCCA001, LLC, Global Net Lease Properties, LLC, a Delaware limited liability company, (y) in the case of the Individual Property owned by ARG SSFSRIN001, LLC, Cushman & Wakefield U.S., Inc., or (z) if the context requires, a Qualified Manager who is managing the Property or any portion thereof in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager Trigger Event” means (a) for an Affiliated Manager, the date of the occurrence of a Bankruptcy Action of such Manager, and (b) for a Manager that is not an Affiliate of Borrower, (i) the date of the occurrence of a Bankruptcy Action of such unaffiliated Manager pursuant to item (b) of the definition of Bankruptcy Action herein, or (ii) for any other Bankruptcy Action of such unaffiliated Manager, the date which is sixty (60) days after the occurrence of such Bankruptcy Action of such Manager unless such Manager is replaced by Borrower with a Qualified Manager pursuant to a Replacement Management Agreement within a sixty (60) day period.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due (unless otherwise required by Legal Requirements), or take action in furtherance of any such action (unless otherwise required by Legal Requirements), or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Maturity Date” means October 1, 2029, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” has the meaning set forth in Section 7 of the Note.

“Metal Tech O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“Monthly Debt Service Payment Amount” has the meaning, individually and collectively, as the context may require, set forth in Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and/or Note A-8.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean, as of a given date, as to any Person, (i) such Person’s total assets (exclusive of the Property) as of such date, less (ii) such Person’s total liabilities as of such date (exclusive of the Debt), determined in accordance with GAAP.

“Net Worth Threshold” means a Net Worth of at least $100,000,000.00.

“New Parent Entity” means any entity that is formed after the date hereof, in accordance with the terms and provisions of the Loan Documents, and which is (i) wholly owned (directly or indirectly) by REIT and which wholly owns (directly or indirectly) Guarantor or (ii) wholly owned (directly or indirectly) by Guarantor and which wholly owns (directly or indirectly) each Borrower.

“Non-Discretionary Expenses” means any non-discretionary expense required for the Property, including, without limitation, any expense which, in Borrower’s good faith judgment is necessary to (a) comply with any of the material obligations of the Borrower as landlord under any Lease, (b) comply with any material agreements, encumbrances or other instruments affecting the Property with respect to which the failure to comply could reasonably be expected to have a material adverse effect on Borrower or the Property, (c) comply with any other material obligations of Borrower under material agreements to which Borrower is a party (including, without limitation, under any Management Agreement) with respect to which the failure to comply could reasonably be expected to have a material adverse effect on Borrower or the Property, (d) pay Taxes or Emergency Expenses, (e) maintain insurance for the Property and Borrower as required under Section 6.1, or (f) pay utility bills for the Property as and when due and payable.

“Note” means individually and collectively, as the context may require, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8.

“Note A-1” means that certain Promissory Note A-1, dated the date hereof, in the principal amount of $60,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2” means that certain Promissory Note A-2, dated the date hereof, in the principal amount of $50,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-3” means that certain Promissory Note A-3, dated the date hereof, in the principal amount of $50,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-4” means that certain Promissory Note A-4, dated the date hereof, in the principal amount of $11,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-5” means that certain Promissory Note A-5, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-6” means that certain Promissory Note A-6, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-7” means that certain Promissory Note A-7, dated the date hereof, in the principal amount of $8,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-8” means that certain Promissory Note A-8, dated the date hereof, in the principal amount of $5,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, ground rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, property management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender in its reasonable discretion, and other similar costs, but excluding depreciation and other non-cash charges, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Original Principal Amount” means $204,000,000.00.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time.

“Partial Release” shall have the meaning set forth in Section 2.6.2 hereof.

“Partial Release Notice Date” shall have the meaning set forth in Section 2.6.2 hereof.

“PACE Financing” means any assessment, bond, loan, financing, or other debt incurred pursuant to “property assessed clean energy,” “special energy financing district,” or similar provisions of applicable Legal Requirements.

“PACE Lien” means a Lien securing PACE Financing.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” means any violation of the criminal laws of any Governmental Authority, or that would be a criminal violation if committed within the jurisdiction of the United States of America, any of the several states or any Governmental Authority, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date” means the first (1st) day of each calendar month during the term of the Loan.

“Permitted Encumbrances” means, with respect to each Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or being contested in accordance with the Loan Document (but expressly excluding any PACE Lien), (d) mechanic’s or materialmen’s liens, if any being contested in good faith and by appropriate proceedings in accordance with the Loan Documents, (e) rights of existing and future tenants pursuant to Leases entered into in accordance with this Agreement, (f) liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due or delinquent, (g) liens relating to equipment financing which are incurred in the ordinary course of business in connection with the ownership of the Property in an amount not to exceed $1,000,000.00, provided, however, that Borrower shall not enter into any equipment financing arrangement with respect to any equipment that is necessary and material to the operating of any of the Property, (h) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and other investments on deposit in one or more accounts maintained by or on behalf of Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, solely securing amounts owing to such bank with respect to cash management and operating account arrangements, and (i) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which Permitted Encumbrances, individually or in the aggregate, do not materially interfere with the value, current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate Net Cash Flow sufficient to service the Loan or Borrower’s ability to pay its obligations under the Loan Documents when they become due.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)          obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)          federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)          debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)         commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)         units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)           any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” has the meaning specified in the Loan Terms Table of the Note.

“Permitted Transfer” means any of the following: (a) any transfer by devise, or descent or operation of law, upon the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any transfer of stock or membership interests in any publicly-held corporation or other publicly-held entity (in each case) which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally-recognized stock exchange, (d) the offer, sale, listing, transfer, trading, pledge or issuance of securities of REIT or any other corporation or real estate investment trust provided that such securities are listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally recognized stock exchange, (e) intentionally omitted, or (f) a Qualified Equityholder Transfer.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” means, individually or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Prepayment Date” has the meaning specified in Section 9(b) of the Note.

“Prohibited Entity/Ownership Structure” means any direct or indirect ownership of either the Property or Borrower by (a) a statutory trust organized under 12 Del.C. § 3801 et seq., or any successor statute thereto, or under any similar other state of federal law, (b) any one or more Persons as tenants in common or any similar ownership structure, or (c) any one or more Persons as a result of any Crowdfunding provided that the foregoing shall not apply to (i) non-Controlling shareholders of the REIT, and (ii) Controlling shareholders of the REIT so long as with respect to this clause (ii) the same does not result in a change of control of the REIT.

“Property” means, individually or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor or Manager.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is acceptable to Lender in its reasonable discretion and (ii) after a Securitization, (A) if permitted by the applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust), the continued qualification of such REMIC Trust as such, the non-imposition of any tax on such REMIC Trust (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other REMIC Requirements, would be acceptable to Lender in its reasonable discretion or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of commercial mortgage loans exercising its reasonable discretion.

“Qualified Equityholder” means (i) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, real estate investment trust, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (i) that such Person (x) has total assets (in name or under management) in excess of $250,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $50,000,000 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating comparable properties and or (ii) any other Person reasonably approved by Lender. Additionally, for a Qualified Equityholder under either clause (i) or (ii) above, Lender must receive a credit check and bankruptcy, litigation, judgment lien and other comparable searches which must be reasonably acceptable to Lender, including that (A) such Qualified Equityholder has not been the subject of any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within the previous seven (7) years, (B) such Qualified Equityholder has not been, and is not Controlled by any party which has ever been, convicted of a capital offense or fraud, embezzlement or other financial crime felony, and has no litigation or regulatory action pending or threatened in writing against it which would reasonably be expected to result in a material adverse effect on such Person, and (C) such Qualified Equityholder has never been, and is not Affiliated with any person which has been, indicted or convicted for a Patriot Act Offense and is not on any anti-terrorism list of the United States of America.

“Qualified Equityholder Transfer” has the meaning set forth in Section 5.2.10(h) hereof.

“Qualified Manager” means either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) if the new manager is not an Affiliate of Borrower, prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Replacement Guarantor” shall mean a Person who (a) has its principal address and place business in the United States, (b) has (i) a tangible Net Worth of not less than $100,000,000.00 and (ii) Liquid Assets of not less than $5,000,000.00, (c) is a Qualified Equityholder or is twenty-five percent (25%) owned and Controlled by a Qualified Equityholder, and (d) for which Lender has received a credit check and bankruptcy, litigation, judgment lien and other comparable searches which must be reasonably acceptable to Lender, including that (A) such Person has not been the subject of any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within the previous seven (7) years, (B) such Person has not been, and is not Controlled by any party which has ever been, convicted of a capital offense or fraud, embezzlement or other financial crime felony, and has no material litigation or regulatory action pending or threatened in writing against it which would reasonably be expected to have a material adverse effect on such Person, and (C) such Person has never been, and is not Affiliated with any person which has been, indicted or convicted for a Patriot Act Offense and is not on any anti-terrorism list of the United States of America.

“Quest Property” means the Individual Property located at 27027 Tourney Road, Santa Clarita, California 91355 and owned by ARC SLSTCCA001, LLC.

“Rating Agencies” means whichever of S&P, Moody’s, Fitch, and Morningstar Credit Ratings, LLC which has been approved by Lender and designated by Lender to assign a rating to the Securities, or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Related Entities” has the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Release Amount” shall have the meaning set forth in Section 2.6.2 hereof.

“Released Property” shall have the meaning set forth in Section 2.6.2 hereof.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances, in each case, to the extent required under Environmental Law.

“REIT” means Global Net Lease, Inc., Maryland corporation.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the Code, the non-imposition of any tax on such REMIC Trust under the Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the Code)).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” means, all rents (including percentage rents), rent equivalents, disbursements from any Reserve Funds intended to be in substitution of rent that would be payable by any Tenant during any period where such Tenant does not have the obligation to pay Rent under its Lease, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts (including any escalations, adjustments or other variations in such amounts) payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, however, with respect to either subclause (i) or (ii) above, that without Lender’s prior consent, in its sole discretion, the management fee for such Qualified Manager shall not exceed the fee provided for in the Management Agreement in effect as of the closing of the Loan, and provided, further, with respect to subclause (ii) above, Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender in connection with the origination of the Loan (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” has the meaning set forth in Section 7.3.1 hereof.

“Replacements” has the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” has the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” has the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” has the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the Major Tenant Rollover Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property (or applicable portion thereof) after a Casualty or Condemnation as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means, collectively, (i) Borrower, Guarantor and any Affiliated Manager, or (ii) any shareholder, partner, member, or any other direct or indirect legal or beneficial owner of Borrower or Guarantor; provided, however, that no Advisor Party shall be a Restricted Party so long as such Advisor Party does not have Control of Borrower or Guarantor.

“Rollover Reserve Account” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Cap” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Letter of Credit” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” has the meaning set forth in Section 7.4.1 hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, including, without limitation, any division of any assets and liabilities of a limited liability company amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country that is subject to any Sanctions.

“Securities” has the meaning set forth in Section 9.1.1 hereof.

“Securitization” has the meaning set forth in Section 9.1.1 hereof.

“Security Instrument” and “Security Instruments” means individually or collectively, as the context requires, each first priority (i) Mortgage, (ii) Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (iii) Mortgage, Pledge of Leases and Rents and Security Agreement, (iv) Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (v) Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (vi) Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (vii) Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing or (viii) similar document, each dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, if reasonably required by Lender, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i)             is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)            has not engaged and shall not engage in any business unrelated to the acquisition, development, ownership, holding, sale, lease, transfer, exchange, management or operation of the Property;

(iii)           has not owned and shall not own any real property other than the Property;

(iv)          does not have, shall not have and at no time had any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v)           has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or any limited liability company division (pursuant to a plan of division or otherwise) or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business (including any limited liability company division pursuant to a plan of division or otherwise), except as permitted by the Loan Documents;

(vi)          shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition, including, without limitation, any of the foregoing that would result in a division of any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act;

(vii)         intentionally omitted;

(viii)        intentionally omitted;

(ix)           if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity” whether or not it has one or more members), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that directly owns at least one percent (1.0%) of the equity of the limited liability company; and that has at least two (2) Independent Directors;

(x)            if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action with respect to itself and shall not cause or permit the members or managers of such entity to take any Material Action with respect to itself unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)           has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate or consolidate, or divide any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself: (A) file or consent in writing to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii)          has at all times been and intends at all times to remain solvent and has paid and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations provided that the foregoing shall in no event obligate any direct or indirect owner of Borrower or any other Person to contribute equity into Borrower;

(xiii)         holds itself out as a legal entity, separate and apart from any other person or entity, has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)         except as otherwise provided in the Loan Documents with respect to co-Borrowers, has maintained and shall maintain its bank accounts (if any), books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)          has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)         has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person, excepting, however, (a) any cash management system entered into in connection with any mortgage loan encumbering the Property or any part thereof prior to the date hereof, which prior cash management systems, if any, have been terminated, and (b) the cash management system required by Lender in connection with the Loan;

(xvii)        except as otherwise provided in the Loan Documents with respect to co-Borrowers, has held and shall hold its assets in its own name;

(xviii)       has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)         (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx)         has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets provided that the foregoing shall in no event obligate any direct or indirect owner of Borrower or any other Person to contribute equity into Borrower, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi)         has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)        has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii)       shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities, are not evidenced by a note and are paid no later than 30 days after the date they are due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement, provided that the foregoing items (i) - (iii) shall in no event obligate any direct or indirect owner of Borrower or any other Person to contribute equity into Borrower, and provided further, that “Indebtedness” shall not include any liability for Taxes or Other Charges or Insurance Premiums;

(xxiv)       has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv)        has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi)       has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)      has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)     has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix)        has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx)         has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)        has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities and letters of credit held as security deposits issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)       intentionally omitted;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)      has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv)       if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi)      has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii)     has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxviii)    has complied and shall comply in all material respects with all of the terms and provisions contained in its organizational documents;

(xxxix)       has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true; and

(xl)           has not permitted and shall not permit any Affiliate (other than an Affiliated Manager) or constituent party independent access to its bank accounts.

“State” means, the applicable State or Commonwealth in which the applicable Individual Property is located.

“Survey” means, individually or collectively (as the context requires), each survey of each Individual Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, but specifically excluding any PACE Lien.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” means an instruction letter to Tenants substantially in the form attached hereto as Schedule VI.

“Threshold Amount” has the meaning set forth in Section 5.1.21 hereof.

“TILC Obligations” has the meaning set forth in Section 7.4.1 hereof.

“Title Insurance Policy” means each mortgagee title insurance policy issued with respect to each Individual Property and insuring the lien of each applicable Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UP Central Leasing O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“U.S. Obligations” means nonredeemable, nonprepayable, noncallable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which applicable Individual Property is located.

Section 1.2          Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a)           any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b)           intentionally omitted;

(c)           an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender;

(d)           no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e)           the cover page (if any) of, all recitals set forth in, and all Exhibits to, any Loan Document are hereby incorporated therein;

(f)            References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property;

(g)           all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(h)          all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(i)           unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

(j)            unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined;

(k)            all captions to the Sections in any Loan Document are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, such Loan Document;

(l)            the words “to Borrower’s knowledge,” “to the knowledge of Borrower,” “to Borrower’s best knowledge,” “to the best knowledge of Borrower” and words of similar meaning shall mean to the actual knowledge of Christopher Masterson (provided that such persons shall not have any personal liability with respect to any matter related to the Loan) as of the date of making of the representation or warranty in question, or persons holding the same or equivalent positions with the Borrower or the Guarantor if such persons are no longer employed by the Borrower or Guarantor as of the date of making of the representation or warranty in question;

(m)           intentionally omitted; and

(n)           Wherever Lender’s judgment, consent, approval or discretion is required under any Loan Document for any matter or thing or Lender shall have an option, election, or right of determination or any other power to decide any matter relating to the terms and conditions of such Loan Document, including any right to determine that something is satisfactory or not (“Decision Power”), such Decision Power shall be exercised in the sole and absolute discretion of Lender unless otherwise expressly stated. Such Decision Power and each other power granted to Lender may be exercised by Lender or by any authorized agent of Lender (including any servicer and/or attorney-in-fact), and Borrower hereby expressly agrees to recognize the exercise of such Decision Power by such authorized agent. Without limiting the generality of the foregoing, any authorized agent of Lender (including any servicer and/or attorney-in-fact) is hereby specifically authorized to remove a trustee under any applicable Security Instrument and select and appoint a successor trustee with respect to such Security Instrument.

ARTICLE II - GENERAL TERMS

Section 2.1            Loan Commitment; Disbursement to Borrower.

2.1.1       Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2       Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3        The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments and the other Loan Documents.

2.1.4       Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2            Interest Rate.

2.2.1       Interest Rate. Interest on the Outstanding Principal Balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement or in the Note from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2       Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. Borrower acknowledges that the calculation method for interest described herein results in a higher effective interest rate than the numeric Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3       Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion. Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid. Such accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4       Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Loan Payment. Payments of principal, interest, and Late Charges (as defined in the Note) shall be made as provided in the Note.

Section 2.4            Prepayments. Except as otherwise provided in Section 9 of the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

Section 2.5            Intentionally Omitted.

Section 2.6           Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

2.6.1       Release of Property. (a) If Borrower has the right to and has elected to prepay in full the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.4 and Section 9 of the Note, as applicable, and this Section 2.6, each applicable Individual Property shall be released from the Lien of the applicable Security Instrument.

(b)           In connection with the release of each applicable Security Instrument, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Prepayment Date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Each such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable out-of-pocket attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other reasonable expenses payable in connection therewith, and (ii) to any Servicer, a processing fee in an amount determined by Lender or Servicer in its reasonable discretion provided such processing fee shall be in an amount that is regularly and customarily charged by loan servicers with respect to the release of a Security Instrument.

(c)           If, in connection with a payment in full of the Loan, Borrower advises Lender that it desires Lender to assign the Loan Documents to a Person designated by Borrower (the “Full Assignee Lender”), then Lender shall cooperate in all reasonable respects with Borrower to assign and deliver originals of the Loan Documents to the Full Assignee Lender or as directed by Borrower, including (i) an allonge with respect to the Note, (ii) executed assignments of the recorded Loan Documents, and (iii) such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties), all in recordable form as may reasonably be requested by Borrower to evidence such assignment; provided, however, that such assignment shall be made without representation, warranty or covenant by Lender (other than that Lender is the lawful owner of the Loan Documents, and Lender has the power to assign the same and the outstanding principal balance thereof).

2.6.2       Partial Release. Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right at any time after November 1, 2021, and prior to the Maturity Date to obtain the release (the “Partial Release”) of any one or more of the Individual Properties (individually and collectively, as the context requires, the “Released Property”) from the lien of the applicable Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:

(a)            Borrower shall provide Lender with thirty (30) days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice of the proposed Partial Release (the date of Lender’s receipt of such notice shall be referred to herein as a “Partial Release Notice Date”);

(b)           Any and all sums due and payable to Lender under the Loan Documents on each of the Partial Release Notice Date and the date of consummation of the Partial Release, shall be fully paid and no Event of Default (other than an Event of Default which applies only to the Released Property) shall be continuing as of the Partial Release Notice Date or the date of consummation of the Partial Release;

(c)            Borrower shall have paid or reimbursed Lender for all out-of-pocket expenses reasonably incurred by Lender in connection with the Partial Release (including without limitation, reasonable out-of-pocket attorneys’ fees, appraisal fees, recording costs and trustee’s fees);

(d)           Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Partial Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide all other documentation as may reasonably be required to satisfy the Prudent Lender Standard in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement;

(e)            The future uses of the Released Property may not violate any exclusivity or other provision in any Lease pertaining to any Individual Property not being released nor any covenant, restriction, condition or other title matter then encumbering the Property;

(f)             Intentionally omitted;

(g)           If required under the operative documents with respect to any Securitization, Lender shall have received evidence in writing from any applicable Rating Agency to the effect that the proposed Partial Release will not result in a qualification, reduction, downgrade or withdrawal of any rating initially assigned or to be assigned in such Securitization, or a waiver from any such rating agency stating that it has declined to review the Partial Release;

(h)           The Partial Release shall be permitted under REMIC Requirements in effect as of the consummation of the Partial Release, and, if reasonably required by the Rating Agencies to confirm the same, Borrower shall (i) deliver to Lender opinions of counsel satisfying the Prudent Lender Standard and acceptable the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) (1) stating that the Partial Release will not cause (A) the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G of the Code, either under the provisions of Treasury Regulation Sections 1.860G-2(a)(8) or 1.860G-2(b) (as such regulations may be amended or superseded from time to time) or under any other provision of the Code or otherwise, and (B) the failure of any REMIC Trust or any other entity that holds the Note to maintain its tax status and (2) with respect to such other matters as may be reasonably required by Lender and (ii) pay all of Lender’s reasonable out-of-pocket costs and expenses and the costs and expenses of the Rating Agencies in connection with the Partial Release, including, without limitation, reasonable out-of-pocket costs counsel fees;

(i)             As of the date of consummation of the Partial Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Released Property, the Debt Service Coverage Ratio with respect to the remaining Individual Properties (based upon the trailing twelve (12) month period) shall be equal to or greater than the greater of (i) the Debt Service Coverage Ratio as of the Closing Date and (ii) the Debt Service Coverage Ratio immediately prior to the consummation of the Partial Release;

(j)             As of the date of consummation of the Partial Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Released Property, the Debt Yield with respect to the remaining Individual Properties (based upon the trailing twelve (12) month period) shall be no less than the greater of (i) the Debt Yield as of the Closing Date or (ii) the Debt Yield immediately prior to the consummation of the Partial Release;

(k)            Borrower shall (i) partially prepay the Debt in accordance with Section 9 of the Note in an amount equal to 115% (120% if the Released Property is being transferred to a Borrower Affiliate) of the Allocated Loan Amount for the Released Property (the “Release Amount”), (ii) unless such prepayment is tendered on a Payment Date, pay to Lender an amount equal to the interest that would have accrued on the amount being prepaid for the full Accrual Period had the prepayment not been made and (iii) pay to Lender the Prepayment Consideration (as defined in the Note) to the extent that such prepayment occurs at any time other than on or after the Permitted Par Prepayment Date. Notwithstanding the foregoing, the Release Amount shall be an amount equal to 105% of the Allocated Loan Amount for the Released Property if, with respect to the Released Property, as of each of the Partial Release Notice Date and the date of consummation of the Partial Release, (i) the sole Tenant at such Released Property is the subject of a Bankruptcy Action, (ii) the sole Tenant at such Released Property has ceased business operations or otherwise “gone dark” at all or substantially all of its demised premises at the Released Property or has given written notice to Borrower that it intends to cease to conduct its business operations or otherwise “go dark” at all or substantially all of its demised premises at the Released Property, (iii) a default (beyond any applicable notice and cure period) by the sole Tenant at such Released Property is then continuing under its applicable Lease or (iv) a DSCR Trigger Event has occurred and Lender determines that the Debt Service Coverage Ratio, based on the trailing three (3) month period immediately preceding the date of such determination and calculated excluding the Released Property, is equal to or greater 1.85 to 1.00; provided, however, that the aggregate amount of the Allocated Loan Amounts for all Individual Properties that may be released pursuant to, and at the Release Amount set forth in, this sentence may not exceed an amount equal to $40,800,000.00 and if any Partial Release pursuant to this sentence would cause such amount to be exceeded, then the Release Amount shall be as set forth in clause (i) of the first sentence of this Section 2.6.2(k). Any portion of the Release Amount applied to the principal amount of the Debt shall be applied first, to reduce the Allocated Loan Amount attributable to the Released Property to zero and second, pro rata to reduce the Allocated Loan Amounts of each of the other remaining Individual Properties. Notwithstanding the foregoing, in the event that Lender has applied the Net Proceeds from a Casualty or Condemnation of an Individual Property to the repayment of the Debt and a Partial Release of such Individual Property is thereafter completed, (1) the Release Amount for such Individual Property shall be reduced by the amount of such Net Proceeds so applied, and (2) no Prepayment Consideration or similar sum shall be due in connection therewith; and

(l)             If, in connection with a Partial Release, Borrower advises Lender that it desires Lender to assign the applicable Security Instrument and other Loan Documents (collectively, the “Assigned Loan Documents”) encumbering the Released Properties that are the subject of a Partial Release (collectively, the “Assigned Properties”) to a Person designated by Borrower (the “Partial Assignee Lender”), then Lender shall (a) cooperate in all reasonable respects with Borrower (i) to split and sever each Promissory Note constituting the Note into two Notes, with one such Note (each, a “Remaining Note”) continuing to evidence the portion of the Loan secured by the Individual Properties that are not Assigned Properties (collectively, the “Remaining Properties”), and the other such Note (each, an “Assigned Note”) securing the portion of the Loan to be secured by the Assigned Properties, and (ii) to assign the Assigned Note and the Assigned Loan Documents to the Partial Assignee Lender, with assignments of the recorded Assigned Loan Documents in recordable form and otherwise in form and substance reasonably acceptable to Lender and the Partial Assignee Lender, (b) deliver to the Partial Assignee Lender or as directed by Borrower the originally executed Assigned Note, (c) execute and deliver to the Partial Assignee Lender or as directed by Borrower, (i) an allonge with respect to the Assigned Note, (ii) executed  assignments of the recorded Assigned Loan Documents (and the original applicable Assigned Loan Documents or a certified copy of record to the assignee thereof), and (iii) such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties), all in recordable form as may reasonably be requested by Borrower to evidence such assignment; provided, however, that such assignment shall be made without representation, warranty or covenant by Lender (other than that Lender is the lawful owner of such Assigned Note and the Assigned Loan Documents, and Lender has the power to assign the same and the outstanding principal balance thereof). In connection with any assignment effected in accordance with this paragraph, Borrower shall deliver the following: (I) New York enforceability and entity authority opinion letters, reasonably required by Lender, (II) organizational documents of Borrower, Guarantor and any entities executing documents on behalf of Borrower or Guarantor, as reasonably required by Lender, and (III) such other documents and agreements as may be reasonable required by Lender.

Notwithstanding anything to the contrary contained in this Section 2.6.2, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.6.2, such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any such matters if the same fails to meet the Prudent Lender Standard.

2.6.3       Partial Release of Unimproved Land. In the event that Borrower shall receive from the Tenant under the Quest Lease (“Quest”) an “Expansion Notice” (as defined in the Quest Lease) pursuant to Article 27 of the Quest Lease requesting that Borrower construct a new building on Parcel 1 or Parcel 2 (each as defined in the Quest Lease) or any combination of Parcel 1 and Parcel 2 (the “Outparcel Expansion”), then Borrower shall, within five (5) Business Days of its receipt of such Expansion Notice, provide written notice to Lender of its receipt of such Expansion Notice, together with a copy of such Expansion Notice and all other information delivered by Quest to Borrower with the Expansion Notice related to such Expansion Notice. Within sixty (60) days of its receipt of such Expansion Notice or as soon thereafter as may be reasonably practical in the exercise of due diligence (and in all events prior to either (i) the commencement of any construction in connection with any Expansion (as defined in the Quest Lease) or (ii) the execution by Borrower or any Affiliate of Borrower of any written agreement for the construction of all or any portion of the Outparcel Expansion), Borrower shall (and Lender shall permit Borrower to) take such actions as may be reasonably necessary to cause Parcel 1 and/or Parcel 2, as applicable (the “Released Land”) to be released from the lien of the Security Instrument and all other Loan Documents (the “Quest Partial Release”), which actions shall include, without limitation, the following:

(a)           Borrower shall provide evidence and documentation reasonably satisfactory to Lender (which shall include, without limitation, a zoning report, title endorsements (in accordance with clause (e) below) and a survey of the Released Land and the Remaining Land) (i) that the Released Land has been separately subdivided or otherwise lawfully “split” from that part of the Quest Property which shall remain encumbered by the lien of the Security Instrument (“Remaining Land”) and that the Released Land and Remaining Land will be each assessed as a separate tax parcel with respect to all property taxes and assessments, (ii) of the grant of a security interest for the benefit of Lender in any easements for the benefit of the Remaining Land created as a part of the Quest Partial Release, (iii) that following the Quest Partial Release, the Remaining Land will comply with all state and local land use and zoning laws (including minimum lot size, minimum parking requirements, setback requirements, lot coverage ratios, frontage, subdivision, site plan approval and access to a public rights of way), (iv) that following the Quest Partial Release, the Remaining Land has access to a dedicated and physically open street and water, gas, electric, telephone, storm sewer and sanitary sewer services either over, under or upon public rights of way directly adjacent to the Remaining Land or over, under or upon an easement (not terminable by the grantor thereof or by such grantor’s heirs, personal representatives, successor or assigns) for the benefit of said Remaining Land that connects to public rights of way, (v) that all required notices have been given and consents obtained in connection with the proposed Quest Partial Release, including the consent of any Guarantor, and (vi) that expenses for the operation and maintenance of the Released Land and the Remaining Land are segregated from each other or any costs associated with common elements between Released Land and the Remaining are allocated between Borrower and the owner of the Released Land pursuant to a written agreement that is reasonably acceptable to Lender.

(b)          Upon Lender’s or Borrower’s request, if the same is required for the Remaining Land to be managed and operated in the same manner as prior to the release of the Released Land or, if the same is required or desirable for the construction or operation of the Released Land, Borrower shall cause to be recorded a reciprocal easement agreement or declaration of reciprocal easements providing reciprocal rights of parking, ingress, egress and other matters as may be required by Lender or Borrower, between and across the Released Land and the Remaining Land, such reciprocal easement agreement or declaration to be in form and substance reasonably satisfactory to Lender and, in connection with which, Lender agrees to subordinate its lien securing the Loan;

(c)           Borrower and Quest shall enter into an amendment of the Quest Lease reasonably acceptable to Lender, which amendment shall, among other things, modify the description of the premises demised thereunder to include only the Remaining Land and the improvements thereon and remove any further rights of expansion of such Tenant (or otherwise confirming that Quest has no further rights of expansion) with respect to the Remaining Land and a separate lease shall be entered into between Quest or its affiliate and the transferee of the Released Land with respect to the Released Land;

(d)          Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Quest Partial Release, a release of lien (and related Loan Documents) for the Released Land for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Released Land is located and shall contain standard provisions, if any, protecting the rights of Lender; and

(e)          Borrower shall deliver an endorsement to Lender’s title policy at Borrower’s expense (not to exceed an amount equal to $1,500) insuring the priority of the Security Instrument as a first lien (subject to Permitted Encumbrances) on the Remaining Land (to be properly legally described) in accordance with all the provisions of the title policy (and updating the title policy with no additional title matters), together with an updated title search indicating that the Remaining Land is free from all liens, claims and other encumbrances not previously approved by Lender other than Permitted Encumbrances.

Notwithstanding the provisions of this Section 2.6.3, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release pursuant to this Section 2.6.3, the Loan to Value Ratio (such value to be determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust and which shall exclude the personal property or going concern value, if any) is greater than 125%, Lender may, in its sole discretion, require that either (i) the principal balance of the Loan must be paid down by a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30 or (ii) Borrower shall deliver to Lender opinions of counsel satisfying the Prudent Lender Standard and acceptable the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) stating that the Quest Partial Release will not cause (A) the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G of the Code, either under the provisions of Treasury Regulation Sections 1.860G-2(a)(8) or 1.860G-2(b) (as such regulations may be amended or superseded from time to time) or under any other provision of the Code or otherwise, and (B) the failure of any REMIC Trust or any other entity that holds the Note to maintain its tax status. Except as may be required pursuant to the immediately preceding sentence, Borrower shall not be required to make any prepayment of the Loan in connection with the Quest Partial Release; provided, however, that Borrower agrees to pay or reimburse Lender for all out-of-pocket expenses reasonably incurred by Lender in connection with the Quest Partial Release (including reasonable out-of-pocket attorneys’ fees, title insurance costs and recording costs).

Borrower covenants that it shall not commence construction on or with respect to the Outparcel Expansion or enter into any covenant related thereto which is not cancelable without penalty prior to the consummation of the Quest Partial Release in accordance with this Section 2.6.3 and any such actions taken by Borrower shall constitute an immediate Event of Default without any further notice from Lender.

Section 2.7           Clearing Account/Cash Management.

2.7.1       Clearing Account. (a) During the term of the Loan, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled in the name of Borrower for the benefit of Lender. Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies on deposit in the Clearing Account shall be deemed additional security for the Debt. The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid in full.

(b)           Borrower shall, or shall cause Manager to, (i) within ten (10) days of the Closing Date with respect to Leases in existence on the date hereof and (ii) simultaneously with the execution of any Lease entered into after the date hereof, deliver Tenant Direction Letters to all Tenants to deliver all Rents payable under their respective Leases directly to the Clearing Account. Without the prior written consent of Lender, neither Borrower nor Manager shall (i) terminate, amend, revoke or modify any Tenant Direction Letter in any manner or (ii) direct or cause any Tenant to pay any amount in any manner other than as provided in the Tenant Direction Letter. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account within two (2) Business Days after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager.

(c)            Borrower shall obtain from Clearing Bank its agreement to transfer on each Business Day all amounts on deposit in the Clearing Account at the direction of Borrower unless a Cash Sweep Period is in effect, in which case such funds shall be transferred to the Cash Management Account.

(d)           Upon the occurrence of an Event of Default or any Bankruptcy Action of Borrower, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its discretion.

(e)           The Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)            Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, and demands, and actual out-of-pocket liabilities, losses, damages (excluding, in all events, consequential, punitive, special, exemplary and indirect damages), obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence, fraud or willful misconduct of Lender) or the performance of the obligations for which the Clearing Account was established.

(h)           Upon (i) Clearing Bank ceasing to be an Eligible Institution, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement by Clearing Bank or Lender or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and reasonably approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send any notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account and new Tenant Direction Letters. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7.1 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2       Cash Management Account. (a) Upon the occurrence of a Cash Sweep Event, a segregated Eligible Account (the “Cash Management Account”) shall be established and maintained with Agent in Borrower’s name for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)           All funds on deposit in the Cash Management Account during the continuance of an Event of Default or any Bankruptcy Action of Borrower may be applied by Lender in such order and priority as Lender shall determine.

(d)           Borrower hereby agrees that Lender may, at no cost or expense of Borrower, modify the Cash Management Agreement for the sole purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3       Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III – INTENTIONALLY OMITTED

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1            Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1       Organization. Each Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the applicable Individual Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the applicable Individual Property is located and each other jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Individual Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the applicable Individual Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III, and the direct and indirect ownership interests in Borrower or the Property do not include any Prohibited Entity/Ownership Structure.

4.1.2       Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3       No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4       Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor or the Property or any portion thereof, which would reasonably be expected to materially adversely affect (a) title to the Property or any portion thereof; (b) the validity or enforceability of the Security Instruments; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) the use, operation or value of the Property or any portion thereof; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (h) the current principal use of the Property or any portion thereof.

4.1.5       Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or the Property (or any portion thereof), or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6       Title. Borrower has insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as may be expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (or any portion thereof) as currently used or Borrower’s ability to repay the Loan. Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.

4.1.7       Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Person Controlling Borrower in the last seven (7) years, and neither Borrower nor any Person Controlling Borrower in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its Persons Controlling Borrower are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8       Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, would reasonably be expected to adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower (provided that the foregoing is meant to relate specifically to Borrower and the Property and not, by way of example only, to the economy of the United States or the location of the Property).

4.1.9       No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) assuming the counter party is not a governmental plan, transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code which, as of the date hereof, prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10     Compliance. Except as disclosed in the separate zoning report for each Individual Property delivered to Lender in connection with the closing of the Loan, Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as disclosed in the separate property condition report for each Individual Property delivered to Lender in connection with the closing of the Loan, the Improvements at each Individual Property were in material compliance with applicable law on the Closing Date.

4.1.11     Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) except for financial data with respect to dates prior to the date Borrower acquired title to the applicable Individual Property, accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (b) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property (or any portion thereof) or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12     Condemnation. Except as disclosed in the separate zoning report for each Individual Property delivered to Lender in connection with the closing of the Loan, no Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened with respect to all or any portion of the Property or for the relocation of roadways providing access to any Individual Property.

4.1.13     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14     Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the applicable Individual Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting the applicable Individual Property (which are connected so as to serve the applicable Individual Property without passing over other property) or in recorded easements serving and appurtenant to the applicable Individual Property. All roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15     Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16     Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the applicable Individual Property.

4.1.17     Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements, PACE Liens or otherwise affecting the Property of any portion thereof, nor are there any contemplated improvements to the Property (or any portion thereof) that would reasonably be expected to result in such special or other assessments.

4.1.18     Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19     No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20     Insurance. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied with respect to the Properties under any of the Policies, and neither Borrower nor any Affiliate of Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies, and to Borrower’s knowledge no other Person has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21     Use of Property. Each Individual Property is used exclusively for office, federal express distribution center, airport hangar and industrial purposes and other appurtenant and related uses.

4.1.22     Certificate of Occupancy; Licenses. All certifications, permits, franchises, licenses, consents, authorizations, and approvals, including, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for the applicable Individual Property.

4.1.23     Flood Zone. None of the Improvements on the Property (or any portion thereof) are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the applicable Individual Property.

4.1.24     Physical Condition. Except as disclosed in the separate property condition report for each Individual Property delivered to Lender in connection with the closing of the Loan, each Individual Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property (or any portion thereof), whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25     Boundaries. All of the improvements which were included in determining the appraised value of the Property (or any portion thereof) lie wholly within the boundaries and building restriction lines of the applicable Individual Property, and no improvements on adjoining properties encroach upon the Property or any portion thereof, and no easements or other encumbrances upon the Property (or any portion thereof) encroach upon any of the Improvements, so as to affect the value or marketability of the Property (or any portion thereof) except those which are insured against by the applicable Title Insurance Policy or are Permitted Encumbrances.

4.1.26     Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property (or any portion thereof) or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, except as set forth on the rent roll attached hereto as Schedule I or in any tenant estoppel certificate delivered to Lender delivered to Lender, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, no Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. Except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge, no Tenant listed on Schedule I has assigned its Lease or except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment. Except as disclosed to Lender or as set forth in the Leases, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as disclosed to Lender or as set forth in the Leases, no Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27     Survey. To Borrower’s knowledge, each Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the applicable Individual Property or the title thereto.

4.1.28     Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29     Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid.

4.1.30     Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) no direct ownership interests in Borrower or the Property shall include any Prohibited Entity/Ownership Structure, and (iii) Guarantor has implemented procedures to confirm that no direct or indirect ownership interests in Guarantor shall include any Prohibited Entity/Ownership Structure.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) and Section 4.1.30(c) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           Borrower hereby represents and warrants to Lender that:

1.             Borrower is and always has been duly formed and validly existing in the state in which it was formed and in any other jurisdictions where it is qualified to do business;

2.             Borrower has no judgments or liens of any nature against it except for tax liens, liens created by any of the Loan Documents and liens encumbering the Property that will be satisfied with the proceeds of the Loan;

3.             Borrower is in compliance with all laws, regulations and orders applicable to Borrower and has received all permits necessary for Borrower to operate and for which a failure to possess would materially and adversely affect the condition, financial or otherwise, of Borrower;

4.             Borrower is not aware of any pending or threatened (in writing) litigation involving Borrower that, if adversely determined, would reasonably be expected to materially adversely affect the condition (financial or otherwise) of Borrower, or the condition or ownership of the property owned by Borrower;

5.             Borrower is not involved in any dispute with any taxing authority other than customary tax certiorari proceedings;

6.             Borrower has paid or has caused to be paid all real estate taxes that are due and payable with respect to the Property unless otherwise being contested pursuant to the Loan Documents;

(d)           Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(e)            Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any of Borrower.

4.1.31     Management Agreement. The Management Agreement is in full force and effect and there is no default beyond applicable notice and grace periods by Borrower, or to Borrower’s knowledge, Manager. The Management Agreement was entered into on commercially reasonable terms.

4.1.32     Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33     Intentionally Omitted.

4.1.34     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35     Embargoed Person; Patriot Act and Similar Acts. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. No Borrower nor Guarantor nor any partner or officer, director or employee of any Borrower or Guarantor nor member of such partner nor any other owner of a direct or indirect interest in any Borrower or Guarantor (1) is listed on any Government Lists, (2) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (3) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, (4) has engaged in any activity or conduct that would breach any Anti-Corruption Laws or Anti-Money Laundering Laws, (5) is currently under investigation by any Governmental Authority for alleged criminal activity or (6) is a Sanctioned Person. Each Borrower has instituted and maintains policies and procedures designed to cause compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of the Loan will be used, directly or indirectly, in violation of Sanctions or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding the foregoing, the representations in this Section 4.1.35 with respect to the direct or indirect owners of Borrower and Guarantor are limited to Borrower’s knowledge solely as it applies to direct or indirect holders of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that constitute less than 20% of the equity interests in such entity.

4.1.36     Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement.

4.1.37     Environmental Representations and Warranties. Except as otherwise disclosed by each Phase I environmental report (or Phase II environmental report, if required) delivered to Lender in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from any Individual Property, in each case, except those that are (i) in material compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), or (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement and which are otherwise permitted under and used in material compliance with Environmental Law; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances, which would require the same to be reported to Governmental Authorities or otherwise remediated, in, on, under or from any Individual Property which have not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Individual Property in violation of Environmental Law; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; (e) Borrower does not know of, and has not received, any written notice or other written communication from any Governmental Authority relating to Hazardous Substances or the Remediation thereof, in connection with any Individual Property, of alleged liability of any Person pursuant to any Environmental Law, in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing, in each case, which have not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; and (f) there are no Institutional Controls on or affecting any Individual Property.

4.1.38     Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)           Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b)           Intentionally omitted;

(c)            Intentionally omitted;

(d)           The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and Agent complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e)            The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

Section 4.2            Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive until the earlier (a) acquisition of title to the Property(ies) by any Person (other than Lender, its successors and assigns) as a result of a foreclosure sale, or (b) for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3            Lender: No Plan Assets. Lender is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title 1 of ERISA or Section 4975 of the Code, and none of the assets of Lender constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. The provisions of this Section 4.3 shall remain in effect for the term of the Loan and apply to any purchaser or other transferee of the Loan.

ARTICLE V - BORROWER COVENANTS

Section 5.1           Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1       Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including all regulations, building and zoning codes and certificates of occupancy. Borrower has never, and shall not in the future, commit, and Borrower shall exercise commercially reasonable efforts to ensure that no other Person in occupancy of or involved with the operation or use of the Property shall commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep each Individual Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements if such violation would reasonably be expected to have a material adverse effect on Borrower or any of the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2       Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent prior to the date on which the Taxes or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes and Other Charges if such Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall furnish to Lender receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes if such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; (vi) Borrower shall have set aside adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid the contested Taxes under protest; and (vii) Borrower shall have furnished the security (A) as is required in the proceeding, or (B) if Borrower shall have not previously paid all of the contested Taxes under protest or furnished the security required pursuant to clause (vii)(A), as may be reasonably requested by Lender to insure the payment of any contested Taxes, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3       Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Guarantor which would reasonably be expected to materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property (or any portion thereof).

5.1.4       Access to Property. Subject to the rights of tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5       Notice of Material Adverse Change. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise of which Borrower has knowledge; provided, however, that this Section 5.1.5 shall not apply so long as the REIT remains subject to filing periodic reports with the United States Securities and Exchange Commission (i.e., Forms 10-K, 10Q and 8-K) and the REIT remains in Control of Borrower.

5.1.6       Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7       Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.8       Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property (or any portion thereof), and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable out-of-pocket attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9       Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)            permit Lender to inspect at Borrower’s offices all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument in Borrower’s possession or readily available to it at no material out-of-pocket cost (subject, however, with respect to those which are by their nature confidential or subject to a privilege of confidentiality, to Lender’s delivery of a confidentiality agreement acceptable to Lender in it’s reasonable discretion) required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time provided that Borrower’s rights are not reduced or obligations increased.

5.1.10     Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s reasonable discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property (or any portion thereof) as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11     Financial Reporting. (a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of each Individual Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to each Individual Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Commencing in 2020 (for the fiscal year ending December 31, 2019), Borrower shall furnish to Lender annually, within one-hundred (100) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements certified by the chief financial officer of REIT, prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) covering each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and each Individual Property, an annual rent roll and a balance sheet for Borrower. If Borrower consists of more than one entity, said financial statements shall be in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Individual Properties on a combined basis. Such statements shall set forth the financial condition and the results of operations for each Individual Property for such Fiscal Year, and shall include amounts representing annual net operating income, Net Cash Flow, gross income, and operating expenses. Borrower shall cause REIT to furnish to Lender annually, within one hundred (100) days following the end of each of Fiscal year of REIT, independent certified public accountant audited financial statements (10-K).

(c)           Commencing with the end of the third calendar quarter of 2019 (for the items required below related to the third calendar quarter of 2019), Borrower shall furnish, or cause to be furnished, to Lender on or before fifty (50) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable, all prepared in accordance with GAAP (or such other accounting basis acceptable to Lender): (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of each Individual Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a balance sheet for Borrower; and (iv) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3) and twelve (12) month periods as of the last day of such quarter (to the extent the Loan has been outstanding for such periods). Any time that independent certified public accountant audited versions of any of the items described in items (i)-(iv) immediately above are available, Borrower shall promptly provide the same to Lender.

(d)           Until the earlier of Securitization or twelve (12) months after the date of this Agreement upon written request from Lender, Borrower shall furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable: (A) a rent roll for the subject month; (B) monthly operating statement(s) of each Individual Property; and (C) year-to-date operating statement(s) of each Individual Property.

(e)            Intentionally omitted.

(f)            Upon request, Borrower and its affiliates shall furnish to Lender (but not more frequently than quarterly):

(i)            a property management report for each Individual Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by Borrower to be true and complete; and

(ii)           an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(g)           For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender a draft Annual Budget prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. If a Cash Sweep Period exists, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), not to be unreasonably withheld, delayed or conditioned. If, while a Cash Sweep Period exists, Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and other Non-Discretionary Expenses. Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for an Annual Budget as set forth in this Section 5.1.11(g), Lender shall have ten (10) Business Days from receipt of written request (which such written request shall include a copy of the proposed Annual Budget and such other information as is necessary for Lender’s review of such Annual Budget), to approve or disapprove such matter, provided that the front page of any such request to Lender is marked, in not less than fourteen (14) point bold face type, underlined and using all capital letters, as follows: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event additional information is reasonably requested by Lender within such ten (10) Business Day period, Lender shall have five (5) Business Days from receipt of all additional requested information in which to approve or disapprove the applicable matter, notwithstanding the date of the original request. In the event that Lender fails to respond to the applicable matter in question within such time frames as set forth above, Lender’s failure to respond shall constitute Lender’s deemed approval of the proposed Annual Budget.

(h)           If Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion.

(i)             Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property (or any portion thereof) and the financial affairs of Borrower as may be reasonably requested by Lender.

(j)             Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial information from any Tenant designated by Lender (to the extent such financial information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(k)            Borrower shall cause Guarantor to furnish to Lender annually, within one-hundred (100) days following the end of each Fiscal Year of Guarantor: (i) if such Guarantor is an entity, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender, it being acknowledged that the form delivered to Lender in connection with the origination of the Loan is acceptable or (ii) if such Guarantor is an individual, a signed personal financial statement in a form reasonably satisfactory to Lender. Notwithstanding the foregoing, the delivery of the 10-K of the REIT will satisfy the foregoing.

(l)            Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12     Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property. Borrower shall qualify to do business and shall remain in good standing in the jurisdiction in which each Individual Property is located and the jurisdiction of its formation. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13     Title to the Property. Borrower shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on each Individual Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, reasonable costs, damages (exclusive, in all events, of consequential, punitive, special, exemplary and indirect damages) or reasonable expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender if an interest in the Property (or any part thereof), other than as permitted hereunder, is claimed by another Person.

5.1.14     Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property (or any portion thereof) is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property (or any portion thereof) prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15     Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date the most recent Monthly Debt Service Payment Amount was paid, (vi) that, except as provided in such statement, to Borrower’s knowledge there are no Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations (subject to creditor’s rights and general principals of equity) and have not been modified or if modified, giving particulars of such modification, (viii) whether, to Borrower’s knowledge, any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and (provided the applicable Individual Property is not a residential multifamily property) have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations secured hereby, the Property (or any portion thereof) or the Security Instrument.

(b)           After request by Borrower, Lender shall within ten (10) days furnish Borrower or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date the most recent Monthly Debt Service Payment Amount was paid, and (vi) that, except as provided in such statement, to Lender’s knowledge there are no Events of Default under this Agreement or any of the other Loan Documents.

(c)            Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to request such certificates more frequently than two (2) times in any calendar year.

5.1.16     Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17     Intentionally Omitted.

5.1.18     Intentionally Omitted.

5.1.19     Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property (or any portion thereof), by Borrower shall be in material compliance with all Environmental Laws and permits issued pursuant thereto and Borrower shall use commercially reasonable efforts to cause all uses and operations on or of the Property by any other Person to be in material compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from any Individual Property in violation of Environmental Law; (iii) there shall be no Hazardous Substances in, on, or under any Individual Property, except those that are (A) in material compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), or (B) de-minimis amounts necessary to operate the applicable Individual Property for the purposes set forth in this Agreement and which are otherwise permitted under and used in compliance with Environmental Law; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, cooperate in all activities required pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) intentionally omitted; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made if Lender has a reasonable basis to believe that an environmental hazard in violation of Environmental Law exists on any Individual Property in order to: (A) reasonably effectuate Remediation of any environmental condition (including a Release of a Hazardous Substance) in, on, under or from any Individual Property in violation of Environmental Law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority with jurisdiction with respect to the environmental condition of the Property; provided, however, that nothing herein shall preclude Borrower from the right to defend against or challenge, using all legal means, the imposition of any governmental directives or requirements or the imposition of any liability by any Governmental Authority or other Person; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment with respect to the Property, to the extent required pursuant to Environmental Law; (viii) Borrower shall not do any act, and Borrower shall use commercially reasonable efforts to cause all Tenant or other user of the Property to not do any act, in connection with the Property that materially increases the harm to human health or the environment, poses an unreasonable risk of harm to any Person from a Release of any Hazardous Substances on, at, under, or from the Property (or any portion thereof), impairs or is reasonably likely to impair the value of the Property (or any portion thereof) due to the presence of Hazardous Substances, is contrary to any requirement of any insurer, constitutes a public or private nuisance, or violates any covenant, condition, agreement or easement applicable to the environmental condition of the Property (or any portion thereof); (ix) after obtaining knowledge thereof, Borrower shall promptly notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating onto any Individual Property which would require the same to be reported to Governmental Authorities or otherwise remediated; (B) any material non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien on any Individual Property; (D) any required Remediation of environmental conditions relating to any Individual Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances on, at, under or from any Individual Property or the Remediation thereof, likely to result in liability of any Person in connection with any Individual Property pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection therewith; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property (or any portion thereof) for the purposes set forth in this Agreement and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property (or any portion thereof); (xi) Borrower shall not make any change in the use or condition of any Individual Property which (A) would reasonably be expected to lead to the presence on, under or about the applicable Individual Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any Governmental Authority in the event of a transfer of ownership or control of the applicable Individual Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control to be imposed on any Individual Property; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property (or any portion thereof) as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b)           If Lender has a reasonable basis to believe that an environmental condition in violation of Environmental Law exists on any Individual Property, upon reasonable written notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing at such Individual Property as reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has a reasonable basis to believe that an environmental hazard exists on the Property that, in Lender’s reasonable judgment, endangers the health of any Tenant or other occupant of the Property or their guests or the general public or is reasonably likely to materially and adversely affect the value of the applicable Individual Property, upon reasonable written notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a Governmental Authority with jurisdiction over the matter, and any environmental consultant, shall have the right, subject to the rights of the occupants of the Individual Property, but not the obligation, to enter upon the applicable Individual Property at all reasonable times to assess the environmental hazard on the applicable Individual Property, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing, in each case, to the extent reasonably determined to be warranted in connection with such suspected environmental hazard. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the applicable Individual Property. Unless an Event of Default exists, Borrower shall not be required to perform an environmental site assessment or audit hereunder with respect to any Individual Property more often than once per twelve (12) month period.

(c)           Borrower hereby represents and warrants that Borrower has (i) delivered to Lender a true and complete copy of (w) the Asbestos Containing Materials Operations and Maintenance Program dated August 2, 2019 prepared by Nova Group, GBC with respect to Individual Property located at 1010 N. St. Mary’s Street, San Antonio, Texas 78215 and owned by ARC ATSNTTX001, LLC (the “AT&T O&M Program”), (x) the Asbestos Containing Materials Operations and Maintenance Program dated April 26, 2019 prepared by Nova Group, GBC with respect to the Individual Property located at 4343 Wyoming Ave., Dearborn, Michigan 48126 and owned by ARG UPDBNMI001, LLC (the “UP Central Leasing O&M Program”), (y) the Asbestos Containing Materials Operations and Maintenance Program dated May 13, 2019 prepared by Nova Group, GBC with respect to the Individual Property located at 909 East State Road 54 Bloomfield, Indiana 47424 and owned by ARG MT2PKSLB001, LLC (the “Metal Tech O&M Program”), and (z) the Asbestos Containing Materials Operations and Maintenance Program dated April 1, 2019 prepared by Nova Group, GBC with respect to the Individual Property located at 317 E. Roy Furman Highway, Waynesburg, Pennsylvania 15370 and owned by ARG EQWBGPA001, LLC (the “EQT O&M Program” and, together with the AT&T O&M Program, the UP Central Leasing O&M Program and the Metal Tech O&M Program, collectively, the “O&M Program”), and (ii) as of the date hereof complied in all respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program.

(d)          Borrower shall, no later than November 1, 2019, (i) conduct a baseline environmental assessment (“BEA”) with respect to the Individual Property located at 4343 Wyoming Ave., Dearborn, Michigan 48126 and owned by ARG UPDBNMI001, LLC (the “UP Central Property”), in accordance with all requirements of the Michigan Department of Environment Quality, Great Lakes, and Energy (the “EGLE”), and submit such BEA to the EGLE, (ii) prepare a “due care plan” in compliance with all requirements of the EGLE for the UP Central Property (“Due Care Plan”) and (iii) provide evidence reasonably satisfactory to Lender of Borrower’s satisfaction of each the foregoing requirements (which evidence may include a date-stamped “received” version of the BEA evidencing submission of the BEA to, and receipt of the BEA by, the EGLE), together with copies of the BEA and Due Care Plan. In the event that the EGLE requires further actions or controls following its receipt of the BEA (including by rejecting the BEA submitted by Borrower), Borrower shall thereafter comply in a timely manner with all actions required by the EGLE to obtain a “No Further Action Letter” or similar closure letter from the EGLE, and promptly thereafter, deliver to Lender evidence of Borrower’s compliance with the foregoing. Borrower shall at all times maintain all engineering controls (including with respect to ground cover, vapor mitigation, inspection and monitoring) and institutional controls (including land use restrictions) required by the EGLE and the Due Care Plan and otherwise comply with all requirements of the EGLE with respect to the protection of human health and the environment. Within ten (10) Business Days of receipt, Borrower shall provide to Lender the “Acknowledgement of Receipt of BEA” letter or similar letter received from the EGLE evidencing the EGLE’s acknowledgement of receipt of the BEA. In the event that Lender shall exercise any of its right or remedies under the Loan Documents with respect to the UP Central Property and, in connection therewith, shall conduct or submit a BEA to the EGLE, Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith.

(e)           Borrower shall promptly perform all necessary remedial work in response to the presence of any Hazardous Substances on any Individual Property in violation of any Environmental Laws, or any claims or requirements made by any Governmental Authority with jurisdiction regarding the environmental condition of such Individual Property; provided, however, that nothing herein shall preclude Borrower from the right to defend against or challenge using all lawful means, the imposition of any governmental directives or requirements or the imposition of any liability by any governmental entity or other Person. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work exceeds $500,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed. All costs and expenses of the remedial work shall be promptly paid by Borrower. In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the applicable Individual Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event all reasonable out-of-pocket costs of Lender in doing so, including all reasonable out-of-pocket fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower, and Borrower shall have any and all liability for such removed Hazardous Substances.

5.1.20     Leasing Matters. Any Leases with respect to the Property written after the date hereof, for more than 18,000 square feet shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases not previously delivered to Lender. All renewals of Leases and all proposed Leases shall provide for rental rates (to the extent not already set forth in the Lease) comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property (or any portion thereof) involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless in connection with a unilateral right of a Tenant set forth in such Tenant’s Lease that does not require Borrower’s approval, by reason of a tenant default, in connection with a tenant relocation within the applicable Individual Property, or re-tenanting of any portion of the applicable Individual Property with respect to which the tenant has “gone dark” and then only in a commercially reasonable manner to preserve and protect the Property (or any portion thereof); provided, however, that no such termination or surrender of any Lease covering more than 18,000 square feet will be permitted without the prior written consent of Lender unless a material default thereunder exists and the applicable Tenant has been provided all notice and cure rights required under such Lease or by applicable law; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Lender agrees to enter into a subordination, non-disturbance agreement with tenants with respect to any Lease in a form substantially similar to the subordination, non-disturbance agreements entered into in connection with the closing of the Loan.

Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 5.1.20, Lender shall have ten (10) Business Days from receipt of written request (which such written request shall include a copy of the proposed lease, market information relating to leases comparable to the proposed lease, financial information with respect to the proposed tenant to the extent in Borrower’s possession and such other relevant materials and information used by Borrower in connection with negotiation of the proposed Lease), to approve or disapprove such matter, provided that the front page of any such request to Lender is marked, in not less than fourteen (14) point bold face type, underlined and using all capital letters, as follows: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event additional information is reasonably requested by Lender within such ten (10) Business Day period, Lender shall have three (3) Business Days from receipt of all additional requested information in which to approve or disapprove such the applicable matter, notwithstanding the date of the original request. In the event that Lender fails to respond to the applicable matter in question within such time frames as set forth above, Lender’s failure to respond shall constitute Lender’s deemed approval of the particular approval request.

5.1.21     Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of any Individual Property or the applicable Individual Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of any Individual Property or the applicable Individual Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) alterations required to comply with Legal Requirements, (e) alterations the aggregate cost of which is $500,000 or less or (f) Required Repairs. If the total unpaid amounts due and payable with respect to alterations to the Improvements with respect to an Individual Property or any portion thereof (other than such amounts to be paid or reimbursed by Tenants under the Leases or paid with insurance or condemnation proceeds or reserves established pursuant to the Loan Documents) shall at any time exceed $500,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (any of the following, “Acceptable Security”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (or any portion thereof) (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

(b)           Notwithstanding the provisions of Section 5.1.21(a) Borrower agrees that in the event that Borrower shall receive from Quest an “Expansion Notice” (as defined in the Quest Lease) pursuant to Article 27 of the Quest Lease requesting that Borrower expand the building located on the Quest Property by constructing an addition to or other contiguous expansion of the existing building located on the Quest Property (the “Quest Expansion”), then Borrower shall, within five (5) Business Days of its receipt of such Expansion Notice, provide written notice to Lender of its receipt of such Expansion Notice, together with a copy of such Expansion Notice and all other information delivered by Quest to Borrower with the Expansion Notice. Following its receipt of an Expansion Notice relating to a Quest Expansion (but not an Outparcel Expansion), Borrower shall not, without the prior written consent of Lender in its reasonable discretion, (i) make an election under the Quest Lease or otherwise agree (in writing or otherwise) to either (x) construct the Quest Expansion (either by or on behalf of Borrower) or (y) not to proceed to construct the Quest Expansion or (ii) advise Quest of Borrower’s approval or disapproval of plans and specifications for the Quest Expansion or any construction contract for the Quest Expansion or provide any proposal for an increase in fixed rent under the Quest Lease. Either Borrower (if the Quest Expansion is being completed by or on behalf of Borrower, including by an Affiliate of Borrower) or Quest (if the Quest Expansion is being completed by or on behalf of such Tenant) shall, prior to the commencement of construction of all or any part of the Quest Expansion, deliver to Lender any of the following: (A) as security for the performance of, and the payment of all amounts to be incurred in connection with, the Quest Expansion and as additional security for Borrower’s obligations under the Loan Documents, Acceptable Security; (B) a completion guaranty, in form and substance reasonably acceptable to Lender, from Guarantor guaranteeing full payment and performance of all of the work contemplated by the Quest Expansion; or (C) provided that Quest Diagnostics Incorporated (x) then remains as the guarantor of all of the Tenant’s payment and performance obligations under the Quest Lease and (y) then has a senior unsecured debt rating of at least “BBB” by S&P and the equivalent of such rating by each other Rating Agency that has issued such a rating, a completion guaranty, in form and substance reasonably acceptable to Lender, from Quest Diagnostics Incorporated guaranteeing full payment and performance of all of the work contemplated by the Quest Expansion. Any such Acceptable Security delivered to Lender shall be in an amount equal to the total cost to complete the Quest Expansion, as reasonably estimated by Lender, and, in the event that Borrower or Quest fails to pay any sums due in connection with the Quest Expansion (subject to the right to contest such sums), Lender may apply such Acceptable Security from time to time at the option of Lender to pay for the costs of the Quest Expansion. If Borrower has provided Acceptable Security in accordance with this Section 5.1.21(b) and at any time prior to completion of the Quest Expansion, in Lender’s reasonable judgment, the cost of completing all remaining work contemplated by the Quest Expansion that remains unpaid at the time in question exceeds the aggregate balance of such Acceptable Security held by Lender pursuant to this Section 5.1.21(b), then Borrower shall, within ten (10) Business Days’ after receipt of written notice from Lender of such deficiency, deposit with Lender additional Acceptable Security in the amount of such deficiency. If the Quest Expansion shall be completed by or on behalf of Borrower pursuant to the Quest Lease, then Borrower agrees that all work to be performed and all obligations (other than any direct obligation of Borrower to (A) Quest under the Quest Lease and (B) Borrower’s Construction Affiliate (as hereinafter defined)) to be incurred (including all construction and other agreements entered into) in connection therewith shall be performed and incurred by an Affiliate of Borrower (“Borrower’s Construction Affiliate”) that is not a Borrower hereunder. If the Quest Expansion shall be completed by or on behalf of Quest pursuant to the Quest Lease, then Lender shall not unreasonably withhold, condition or delay its consent to a ground lease between Borrower, as landlord, and Quest, as tenant, with respect to the land upon which the Quest Expansion shall be located. All plans and specifications required in connection with the Quest Expansion and the schedule for the projected progress of the completion of the Quest Expansion shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Construction Consultant”), in each event acting in a reasonable manner. The identity of the contractors, subcontractors and materialmen engaged in the Quest Expansion, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Construction Consultant, in each event acting in a reasonable manner. Prior to the commencement of the Quest Expansion, Lender shall have received a copy of any license, permit or other approval by or from any Governmental Authority required in connection with the Quest Expansion and evidence that the same are in full force and effect. From time to time during the performance of the Quest Expansion, Borrower shall deliver to Lender such evidence (including, but not limited to, architectural, engineering or environmental reports) as Lender shall reasonably request that all work that has theretofore been completed has been completed in a good and workmanlike manner and in accordance with all Legal Requirements, the plans and specifications approved by Lender and this Agreement and that all costs and expenses that are then due and payable in connection with the Quest Expansion have been paid for (which evidence shall include invoices and lien waivers from the general contractor). Lender or its Construction Consultant shall have the right from time to time (but not more frequently than once per month) to verify the performance of the Quest Expansion (by an inspection conducted at Borrower’s expense (not to exceed $10,000 per month). All reasonable out-of-pocket costs and expenses incurred by Lender in connection with the Quest Expansion, including reasonable out-of-pocket counsel fees and disbursements and the Construction Consultant’s fees, shall be paid by Borrower.

Notwithstanding anything to the contrary contained herein, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.21(b) or Section 2.6.3, Lender shall respond within fifteen (15) days after Lender’s receipt of Borrower’s written request for such approval or consent. Such request shall contain a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “FIRST NOTICE: LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) DAYS MAY RESULT IN THE REQUEST BEING DEEMED APPROVED”. If Lender fails to respond to such request within fifteen (15) days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “SECOND AND FINAL NOTICE: LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) DAYS, YOUR APPROVAL SHALL BE DEEMED GRANTED”, Lender shall be deemed to have approved or consented to the matter in question if Lender fails to respond to such second written request before the expiration of such five (5) day period.

5.1.22     Operation of Property. (a) Borrower shall cause each Individual Property to be operated, in all material respects, in accordance with the applicable Management Agreement (or Replacement Management Agreement) as applicable. If the applicable Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)           Borrower shall: (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under each Management Agreement of which it has knowledge; (iii) upon request of Lender, promptly deliver to Lender a copy of each business plan and capital expenditures plan received by it under a Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable Manager under the related Management Agreement, in a commercially reasonable manner.

5.1.23     Embargoed Person; Compliance with Patriot Act and Similar Acts. (a) Borrower has instituted procedures to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers of direct or indirect interests in Borrower permitted pursuant to the Loan Documents (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity), (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

(b)           Borrowers will use their good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties relating to money laundering and terrorism. Lender shall have the right, from time to time, to audit Borrowers’ compliance with the Patriot Act and such applicable requirements of Governmental Authorities. In the event that any Borrower fails to comply with the Patriot Act or any such applicable requirements of Governmental Authorities, then Lender may, at its option, cause such Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instruments and the other Loan Documents and shall be immediately due and payable.

(c)           At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, no Borrower nor Guarantor nor any partner in any Borrower or Guarantor nor member of any such partner nor any other owner of a direct or indirect interest in any Borrower or Guarantor (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity) (i) shall be listed on any Government Lists, (ii) shall be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) shall have been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense or (iv) shall be under investigation by any Governmental Authority for alleged criminal activity.

(d)           At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity) shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person that is subject to Sanctions, (ii) none of any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity) shall be a Sanctioned Person, (iii) no Sanctioned Person shall have any interest of any nature whatsoever in any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity) with the result that the investment in any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor would be prohibited by law or the Loan would be in violation of law, and (iv) none of the funds of any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor (excluding, however, any direct or indirect holder of publicly traded shares in either (x) REIT or (y) any other holder of a direct or indirect in Borrower or Guarantor, in each case, that owns less than a 20% interest in such entity) shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor would be prohibited by law or the Loan would be in violation of law.

(e)       No portion of the proceeds of the Loan will be used by Borrower or Guarantor (i) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (ii) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in violation of Anti-Corruption Laws.

5.1.24     Intentionally Omitted.

5.1.25     Sprinkler Installation. Borrower shall use commercially reasonable efforts to cause the Tenant under the AT&T Lease to perform and complete in a good and workmanlike manner the installation of a sprinkler system (the “AT&T Sprinkler Installation Work”) at the Individual Property located at 1010 N. St. Mary’s Street, San Antonio, Texas 78215 and owned by ARC ATSNTTX001, LLC in accordance with all Legal Requirements, including all laws and ordinances of the City of San Antonio, Texas, and in accordance with, in within the time periods (the “AT&T Sprinkler Installation Work Completion Deadlines”) set forth in, that certain letter from AT&T to the City of San Antonio Development Services, a copy of which is attached hereto as Schedule VIII. Borrower agrees to enforce, in a commercially reasonable manner, the terms of the AT&T Lease, and exercise such rights and remedies thereunder (other than termination of the AT&T Lease) as may be reasonably necessary, in order to cause the Tenant under the AT&T Lease to perform and complete the AT&T Sprinkler Installation Work in accordance herewith and on or before the applicable AT&T Sprinkler Installation Work Completion Deadlines. Borrower agrees to provide, at Lender’s request from time to time, such information regarding the status of the performance and completion of the AT&T Sprinkler Installation Work as Lender may reasonably request. Promptly following each AT&T Sprinkler Installation Work Completion Deadline (or promptly following the completion of all AT&T Sprinkler Installation Work to be completed by each applicable AT&T Sprinkler Installation Work Completion Deadline), Borrower shall deliver evidence of such completion reasonably satisfactory to Lender.

Section 5.2          Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1       Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, terminate the Management Agreement and replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) increase or consent to the increase of the amount of any management fee under any Management Agreement with respect to any Individual Property so that such management fee would be in excess of 3%, or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)           Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c)            If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2       Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3       Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation, division or merger with or into any one or more other business entities, (b) engage in any business activity not related to the ownership and operation of each Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in each case, without obtaining the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned.

5.2.4       Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of each Individual Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5       Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6       Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7       No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from the applicable Individual Property, and (b) which constitutes real property with any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.2.8       Intentionally Omitted.

5.2.9       ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA, to the extent that no portion of the assets used by Lender in connection with the transaction contemplated under this Agreement and the other Loan Documents constitutes “plan assets” of one or more Plans within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA. For purposes of compliance with this Section, Lender shall be assumed to not be using ERISA “plan assets” in connection with the Loan.

(b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)            Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10     Transfers.

(a)          Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)          Without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned, and except to the extent otherwise set forth in Section 2.6 or this Section 5.2.10, Borrower shall not nor shall any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c)          A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower to lease all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or nonmember manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member), or the Sale or Pledge of nonmanaging membership interests or the creation or issuance of new nonmanaging membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)           Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the direct or indirect ownership interests in a Borrower; provided, however, no such Transfer shall result in the change of Control in a Borrower, and as a condition to each such Transfer of more than ten percent (10%) of the direct or indirect ownership interests in a Borrower, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) of the direct or indirect ownership interests in a Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the aggregate direct or indirect ownership interests in a Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Rating Agencies. Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies).

(e)            No Transfer of the Property (or any portion thereof) and assumption of the Loan shall occur during the period that is ninety (90) days following the date hereof. Without limiting Lender’s discretion to approve or disapprove any request for a waiver of the prohibition against Transfers, Lender specifically reserves the right to condition its consent to any Transfer of the Property upon satisfaction of the following minimum conditions:

(i)            Borrower shall pay Lender a transfer fee equal to: (A) one half of one percent (0.5%) of the outstanding principal balance of the Loan at the time of such Transfer for the first such Transfer; and (B) one percent (1%) of the outstanding principal balance of the Loan at the time of such Transfer for each subsequent Transfer;

(ii)           Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)          The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to each Individual Property, which expertise shall be reasonably determined by Lender;

(iv)          Transferee and Transferee’s Principals shall, as of the date of such transfer, satisfy the Liquid Assets Threshold and Net Worth Threshold;

(v)           Transferee and Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)         Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vii)        There shall be no material litigation or regulatory action pending or threatened against Transferee and Transferee’s Principals which is not acceptable to Lender in its reasonable discretion;

(viii)       Transferee and Transferee’s Principals shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not acceptable to Lender in its reasonable discretion;

(ix)          Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)           If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)          Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity each in form and substance substantially identical to the Guaranty and Environmental Indemnity or in form otherwise reasonably satisfactory to Lender, in all events with respect to liabilities arising from and after the date of Transfer;

(xii)         Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on each Individual Property and naming the Transferee as owner of each Individual Property and as otherwise reasonably acceptable to Lender;

(xiii)        Each Individual Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement; and

(xiv)        Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

(f)            Notwithstanding any provision in this Section 5.2.10 to the contrary, limited partnership or membership interests, as applicable, in Borrower may be transferred without Lender’s consent and without application of the fee set forth in Section 5.2.10(e)(i): (i) among limited partners or members, as applicable, of Borrower or Guarantor who are limited partners or members, as applicable, of Borrower or Guarantor as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (including without limitation, a spouse, parent, child (including step child) and grandchild (including step grandchildren) (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied: (A) no Event of Default has occurred and no event has occurred that with notice or the passage of time, or both, would constitute an Event of Default; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer; (C) no Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) once the Additional Permitted Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons who have such Control and management rights immediately prior to the Additional Permitted Transfer; (G) Borrower shall furnish Lender copies of any documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; (H) Borrower shall have delivered satisfactory evidence to Lender that, following the Additional Permitted Transfer, Borrower shall continue to comply with the provisions of Section 4.1.30 hereof; and (I) upon Lender’s request, delivery of an Additional Insolvency Opinion acceptable to Lender.

(h)           A Transfer (a “Qualified Equityholder Transfer”) of direct or indirect ownership interests in Borrower to a Qualified Equityholder resulting in a change in Control of Borrower may occur at any time and from time-to-time without Lender’s consent and without application of the fee set forth in Section 5.2.10(e)(i), so long as the following conditions are satisfied: (i) Following the consummation of such Qualified Equityholder Transfer, such Qualified Equityholder shall Control Borrower, (ii) a Qualified Replacement Guarantor shall deliver to Lender a replacement guaranty and a replacement environmental indemnity agreement each in form and substance substantially identical to the Guaranty and Environmental Indemnity executed by Guarantor as of the closing of the Loan with respect to liabilities arising from and after the date of Transfer; (iii) such Qualified Replacement Guarantor shall have furnished to Lender all appropriate documentation evidencing such Person’s organization and good standing, and the qualification of the signers to execute the applicable documents on its behalf, which documentation shall include certified copies of all relevant documents relating to the organization and formation of such Qualified Replacement Guarantor and of the entities, if any, which are partners or members of the Qualified Replacement Guarantor; (iv) Lender must receive at least thirty (30) days prior written notice thereof; (v) Borrower shall furnish to Lender an Additional Insolvency Opinion and such other legal opinions reasonably required by Lender in form and substance substantially the same as those opinions provided to Lender upon the closing of this Loan; (vi) Borrower shall furnish one or more Officer’s Certificates representing and warranting that, following such Qualified Equityholder Transfer, each Borrower continues to comply with the provisions of Section 4.1.30 hereof; (vii) Borrower shall pay to Lender, concurrently with the closing of such Qualified Equityholder Transfer, all reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees, incurred by Lender in connection therewith, and (viii) Borrower shall furnish Lender copies of any documentation executed in connection with the Qualified Equityholder Transfer promptly after execution thereof.

(i)            Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with:

(a)           direct and/or indirect pledges, encumbrances, hypothecations and grants of security interests of or in equity interests in Guarantor or any New Parent Entity provided that any such pledge, encumbrance, hypothecation or grant of a security interest is made to secure indebtedness of Guarantor or such New Parent Entity, as applicable, and Guarantor or such other New Parent Entity, as applicable, has substantial assets other than its direct or indirect interest in the Properties and the repayment of such indebtedness is not specifically tied to the cash flows of only the Properties; and

(b)           preferred equity investments in REIT, Guarantor or any New Parent Entity, provided that REIT, Guarantor or such New Parent Entity, as applicable, has substantial assets other than its direct or indirect interest in the Properties;

and further provided, in each case, that any subsequent Transfer of any direct or indirect ownership interests in a Borrower in connection with the exercise or enforcement of any rights and remedies with respect to any transaction described in clause (a) or (b) above (including, without limitation, (i) any acquisition of all or any portion of any pledged equity interests by foreclosure in accordance with applicable law or an assignment in lieu of foreclosure or (ii) any acquisition of equity interests by the holder of a preferred equity investment or the exercise of any rights of such holder to remove or replace any managing member or nonmember manager of any Person in which a preferred equity investment is made) shall not be permitted unless such Transfer of equity interests is made to, and Borrower is thereafter Controlled by, a Qualified Equityholder and all of the terms and conditions set forth in Section 5.2.10(h) are satisfied or unless such Transfer is otherwise expressly permitted under this Section 5.2.10.

(j)            Without Lender’s prior written consent thereto, in its sole discretion, any Transfer or Permitted Transfer resulting in any direct or indirect ownership interests in Borrower or the Property being held in any Prohibited Entity/Ownership Structure is prohibited, even if the same would be otherwise allowed pursuant to this Section 5.2.10, the definition of a Permitted Transfer or any other provision of any Loan Document.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1            Insurance. (a) Each Borrower shall obtain and maintain, or cause to be maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)            comprehensive all risk “special form” insurance including loss caused by any type of windstorm, windstorm related perils, “named storms,” or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of 5% of the Full Replacement Cost of the applicable Individual Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its reasonable discretion (but in no event to exceed 5% of the Full Replacement Cost of the Property); and (D) if any of the Improvements or the use of the applicable Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost for coverage A, undamaged portion, and fifteen percent (15%) each for coverage B for demolition costs and coverage C for increased costs of construction. In addition, Borrower shall obtain: (y) if any material portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess flood coverage in an amount equal to the “probable maximum loss” for the Improvements, as determined by an engineer reasonably satisfactory to Lender, or such greater amount as Lender shall reasonably require, and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) in the event the applicable Individual Property is located in an area with a high degree of seismic activity and the “probable maximum loss” for the Improvements, as determined by an engineer reasonably satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)           business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the applicable Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of not less than eighteen (18) months from the date of casualty or loss; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the applicable Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender as additional reserves hereunder pursuant to Section 7.6 hereof and, in the event that the proceeds of such business income or rental loss insurance are paid in a lump sum in advance, in the absence of an Event of Default, Lender shall disburse a portion thereof (calculated based upon aggregate amount of such proceeds divided by the number of Payment Dates occurring during the time period reasonably determined by Lender to be required to restore the damage caused by the related casualty) on each Payment Date to the Clearing Account; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the applicable Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)         comprehensive boiler and machinery insurance, if steam boilers, other pressure-fixed vessels, large air conditioning systems, elevators or other large machinery are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)          commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(vi)          automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)         if Borrower has any employees, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)        umbrella and excess liability insurance in an amount not less than: (A) $5,000,000.00 per occurrence if the amount of the Loan is less than $35,000,000, or (B) $25,000,000.00 per occurrence, if the amount of the Loan is $35,000,000 or more, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including supplemental coverage for employer liability, if applicable, and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix)           the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism (as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015, or its subsequent extensions or reauthorizations, or replacement act (collectively referred to as “TRIPRA”),), on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, Borrower shall not be required to spend on terrorism insurance coverage more than two (2) times the amount of the Insurance Premiums that are payable in respect of the property and rental loss and/or business income insurance required hereunder (without giving effect to the cost of terrorism components of such property and rental loss and/or business income insurance) on the date of this Agreement, and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount; and

(x)           upon sixty (60) days written notice, such other reasonable insurance, including sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles (but in no event exceeding 5% of the Full Replacement Cost of the Property), loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies approved to do business in the State and having a rating of “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s, if rated by Moody’s. Notwithstanding the foregoing, any required earthquake insurance must satisfy the requirements of subsection (A) hereof regardless of the amount of the Loan. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the applicable Individual Property in compliance with the provisions of Section 6.1(a) hereof. Lender may determine (including at the request of Borrower), in its reasonable discretion, the amount of such coverage that is sufficient in light of the other risks and properties insured under the blanket policy based on a review of the relevant schedule of locations limited to the minimum details required and based on zip code, county or radial distance, including property values.

(d)           All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement and Property policies of Tenants obligated to insure Borrower’s property, which will name Borrower as Loss Payee and Lender as Mortgagee and Loss Payee, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies shall contain clauses or endorsements to the effect that:

(i)             no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)            the Policy shall not be canceled (A) for nonpayment of a premium without at least ten (10) days written notice to Lender and any other party named therein as an additional insured, and (B) for any reason other than nonpayment of a premium without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii)           intentionally omitted; and

(iv)           Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems reasonably necessary to protect its interest in the applicable Individual Property, including the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender reasonably deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2           Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence or cause to be commenced and diligently prosecute the completion of the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation.

Section 6.3           Condemnation. Borrower shall promptly give Lender notice of the commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of any Individual Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the applicable Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and, if the Property is a hospitality property, determination of such value shall exclude personal property and going concern value, if any), the principal balance of the Loan must be paid down (without payment of Prepayment Consideration) in an amount sufficient to satisfy the REMIC Requirements, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust and that the REMIC Trust will not be subject to tax as a result of the related release of such portion of the Lien of the Security Instrument. In connection with the foregoing, the Net Proceeds shall not be available for Restoration and shall be used to pay down the principal balance of the Loan to the extent set forth above.

Section 6.4            Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)            If the Net Proceeds shall be less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, and provided that such Restoration is permitted under applicable Legal Requirements even though the Property is legally nonconforming or nonconforming, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 means: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) (excluding in the case of such item (ix), any such insurance proceeds payable to third parties for liability or tort claims) and (x) as a result of such damage or destruction, after deduction of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements is located on such land;

(C)           Borrower and/or Tenant, as applicable under the respective Lease, shall make all necessary repairs and restorations thereto (utilizing the Net Proceeds and any applicable Net Proceeds Deficiency), and (1) Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, (2) Lender is satisfied in its reasonable judgment that the net operating income for the Individual Property will be equal to or greater than that which exists prior to the Casualty or Condemnation, as applicable, prior to the expiration of the insurance coverage referred to in Section 6.1(a)(ii), or (3) the Debt Service Coverage Ratio is reasonably expected to be 1.85:1.0 or greater after the Restoration. The term “Rentable Space Percentage” means (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy five percent (75%);

(D)          Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion (for the purposes of this clause the filing of an application for a building permit in accordance with all Legal Requirements shall be deemed to be commencement of the Restoration provided Borrower diligently pursues obtaining such permit and promptly commences the physical Restoration following the issuance of the building permit);

(E)           Lender shall be satisfied that any operating deficits, including all scheduled Monthly Debt Service Payment Amounts, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Lease related to the Individual Property which suffered the Casualty or Condemnation, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)          the Restoration is permitted under all applicable Legal Requirements and the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)           the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Individual Property or the Improvements;

(J)            Intentionally Omitted;

(K)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii)           All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance, not to be unreasonably withheld, delayed or conditioned, in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, not to be unreasonably withheld, delayed or conditioned. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant until the Restoration is fifty percent (50%) complete and five percent (5%) thereafter until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives evidence reasonably acceptable to Lender evidencing that the applicable Title Insurance Policy continues to insure the priority of the lien of the applicable Security Instrument over any mechanic’s or materialmen’s lien related to the Restoration. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)         Provided no continuing Event of Default shall then exist, after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender in its reasonable discretion that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender shall be (1) if a Cash Sweep Period then exists, deposited in the Cash Management Account to be disbursed in accordance with this Agreement, and (2) if no Cash Sweep Period then exists, disbursed to Borrower.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 9(b) of the Note, whether or not then due and payable in such order, priority and proportions as Lender in its reasonable discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion.

(d)           In the event of foreclosure of the Security Instrument, or other transfer of title to the Property (or any portion thereof) in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)           Notwithstanding anything contained herein or in any other Loan Document, if Lender applies any Net Proceeds to the repayment of the Debt and such Net Proceeds are not sufficient to obtain the release of the Individual Property subject to the Casualty or Condemnation, Borrower may, in its sole discretion, repay a portion of the Loan in an amount equal to the difference between the applicable Release Amount and the Net Proceeds applied to repay the Loan, and satisfy all of the other conditions for Partial Release contained in Section 2.6.2 of this Agreement, Lender shall release the lien of the Security Instrument from the applicable Individual Property, and no Prepayment Consideration or similar sum shall be due in connection therewith.

(f)            Intentionally Omitted.

(g)           Notwithstanding anything contained herein or in any other Loan Document, if the applicable Legal Requirements (including the opportunity to seek a variance or special use permit) do not permit the Restoration of the Property to its condition that existed prior to the applicable Casualty or Condemnation due to any legally nonconforming conditions at the Property, Lender shall make the Net Proceeds available for the Restoration of the Property in accordance with all applicable Legal Requirements so long as Borrower provides reasonable evidence that following such Restoration, the requirements contained either in (i) Section 6.4(b)(i)(C)(1) and Section 6.4(b)(i)(C)(2), or in (ii) Section 6.4(b)(i)(C)(3) above shall be satisfied. In the event that Borrower does not provide such reasonable evidence, all Net Proceeds shall be retained and applied by Lender toward the payment of the Debt in accordance with Section 9(b) of the Note (no Prepayment Consideration or similar sum shall be due in connection therewith), and Borrower shall complete a Partial Release of such affected Individual Property in accordance with Section 2.6.2 of this Agreement, provided, however, that the amount of any such applied the Net Proceeds shall be deducted from the applicable Release Amount for such Partial Release and further that no Prepayment Consideration or similar sum shall be due in connection therewith.

ARTICLE VII - RESERVE FUNDS

Section 7.1            Required Repairs.

7.1.1       Deposits. Borrower shall perform or caused to be performed the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete or cause to be completed the Required Repairs on or before the required deadline for each repair as set forth on Schedule II, each as extended as a result of force majeure. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on such Schedule II hereto to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.6 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2       Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received either an Officers’ Certificate from Borrower or a certificate signed by an authorized officer of the Tenant of the applicable Individual Property stating that all Required Repairs to be funded by the requested disbursement have been completed and stating that all such Required Repairs have been paid in full or will be paid in full upon such disbursement. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2 with respect to each item of Required Repairs.

Section 7.2           Tax and Insurance Escrow Fund

7.2.1        Deposits. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates (but taking into consideration and not including such calculation any taxes that are directly payable and actually paid by Tenants under Leases), and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Notwithstanding the foregoing, so long as Borrower maintains blanket policies of insurance in accordance with Section 6.1 hereof, the provisions of this Section 7.2 with regard to Insurance Premiums shall not be applicable, until and unless Lender elects to apply such provisions following (i) the issuance by any insurer or its agent of any notice of cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof, (ii) any cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof whether or not any notice is issued, (iii) Lender having not received from Borrower evidence of insurance coverages as required by and in accordance with the terms of Section 6.1 hereof, or (iv) the occurrence of any Event of Default. Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and, if Borrower is required to deposit sums in the Tax and Insurance Escrow Fund with respect to Insurance Premiums, Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower in writing of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges or, if applicable, thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, in the event of a completed Partial Release, upon Borrower’s written request, Lender shall recalculate the monthly deposit required pursuant to (b) above taking into account the Individual Properties securing the Loan following such completed Partial Release and the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months with respect to such Individual Properties.

7.2.2       Deposits for Certain Taxes Suspended. (a) Notwithstanding the provisions of Section 7.2.1 above, Borrower’s obligation to deposit into the Tax and Insurance Escrow Fund the sums required to pay Taxes applicable to an Individual Property is hereby suspended, provided that: (i) the Lease of the applicable Tenant requires that such Tenant pay such Taxes directly, such Lease remains in full force and effect and such Tenant pays all such Taxes prior to the due date thereof; (ii) no Event of Default exists; (iii) Borrower shall deliver to Lender copies of all bills for such Taxes within 30 days following receipt of the same by Borrower; and (iv) Lender shall have received reasonably satisfactory evidence that all such Taxes have been paid as and when required pursuant to the terms and provisions of this Agreement.

(b)           If at any time any of the above conditions in Section 7.2.2(a) shall be unfulfilled for a period of 30 days, or if Borrower requires any Tenant to pay to Borrower monthly escrow payments for Taxes, then, immediately upon notice from Lender, Borrower shall thereafter comply with all of the provisions of Section 7.2.1 hereof (including, without limitation, the obligation to make the specified deposits into the Tax and Insurance Escrow Fund required thereunder).

Section 7.3            Replacements and Replacement Reserve.

7.3.1       Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date during the existence of a Cash Sweep Period, an amount equal to $0.20 multiplied by the then existing aggregate net leasable area of the Property, divided by 12 (the “Replacement Reserve Monthly Deposit”), which amounts are reasonably estimated by Lender in its reasonable discretion to be due for replacements and repairs required to be made to any Individual Property during the calendar year (collectively, the “Replacements”). In the event of a Partial Release, the Replacement Reserve Monthly Deposit shall be reduced to be an amount equal to $0.20 multiplied by the total number of square feet of the Improvements located at the Individual Properties that are subject to the Loan following the completion of such Partial Release, divided by twelve. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.”

7.3.2       Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Rollover Reserve Fund, the Major Tenant Rollover Reserve Fund or the Required Repair Fund.

(b)           Lender shall disburse Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a Disbursement Certification and Schedule for the requested disbursement: (i) stating the aggregate requested amount to be disbursed and that the items to be funded by the requested disbursement are Replacements, (ii) providing a general description of such Replacements, (iii) including a schedule of each contractor, subcontractor, materialman and/or person to be paid (or for which Borrower is to be reimbursed for amounts previously paid by it), providing a description of the Replacements for which the disbursement is requested, including, as applicable the quantity and price of each item, the costs of all materials used and all labor or other services payable in connection with such Replacements, and related invoice numbers, (iv) stating that such contractors, subcontractors, materialmen and/or persons have been paid, or will be paid with the proceeds of the requested disbursement, the amounts then due and payable to such Person in connection with the specified goods, work or services provided thereby, and that Borrower has obtained lien waivers from each such contractor, subcontractor, materialman and/or person with respect to such specified goods, work or services or will obtain such waivers concurrently with payment, (v) stating that all Replacements (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, have not been the subject of a previous disbursement, and that all outstanding payables with respect thereto (other than those to be paid from the requested disbursement) have been paid in full, and (vi) stating that all previous disbursements of Replacement Reserve Funds have been used to pay the Replacements identified in the Disbursement Certification and Schedule provided in connection with such previous disbursements, and (d) with respect to any requested disbursement in excess of $250,000.00: (i) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender with respect to any contractor, subcontractor and/or materialman whose proposed payment (or Borrower reimbursement, if applicable) is in excess of $250,000.00, (ii) for disbursements in excess of $250,000, if required by Lender, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances), (iii) in the event the title search described in item (ii) is not required by Lender, such other evidence as Lender shall request to demonstrate that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement (other than any retention amount which is not a part of such disbursement request), and (iv) Lender may require an inspection of the applicable Individual Property, at Borrower’s expense, by an appropriate independent qualified professional selected by Lender prior to making such disbursement in order to verify completion of the Replacements for which reimbursement is sought. Lender shall not be required to make disbursements from the Replacement Reserve Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $5,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2.

(c)            Upon the occurrence of a Cash Sweep Event Cure, so long as no Event of Default or other uncured Cash Sweep Event then exists, all Replacement Reserve Funds shall be promptly disbursed to Borrower. Any Replacement Reserve Funds remaining after the Debt has been paid in full shall be promptly disbursed to Borrower

7.3.3       Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the applicable Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4       Failure to Make Replacements. (a) Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)           Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5       Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4            Rollover Reserve.

7.4.1       Deposits to Rollover Reserve Fund. Borrower shall pay to Lender on each Payment Date during the existence of a Cash Sweep Period, an amount equal to $1.00 multiplied by the then existing aggregate net leasable area of the Property, divided by 12 (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof in connection with Leases entered into in accordance with the terms hereof (the “TILC Obligations”). Notwithstanding the foregoing, the Rollover Reserve Monthly Deposit on each Payment Date after the occurrence of a Lease Rollover Trigger Event until the completion of the applicable Lease Rollover Cure Event shall be all Excess Cash Flow. In the event of a Partial Release, the Rollover Reserve Monthly Deposit shall be reduced to be an amount equal to $1.00 multiplied by the total number of square feet of the Improvements located at the Individual Properties that are subject to the Loan following the completion of such Partial Release, divided by twelve. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account.” Borrower shall also pay to Lender, for deposit into the Rollover Reserve Account, all fees and other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (collectively, “Lease Termination Payments”); excepting, however, any Lease Termination Payments related to a Major Tenant Lease. Notwithstanding the aforementioned, deposits to the Rollover Reserve Fund shall not cause the aggregate amount of the Rollover Reserve Fund to exceed $6,000,000.00 in the aggregate (the “Rollover Reserve Cap”) on any Payment Date (after giving effect to the payment of the Rollover Reserve Monthly Deposit and any Lease Termination Payments) and accordingly, to the extent a Rollover Reserve Monthly Deposit or a deposit of a Lease Termination Payment would result in the aggregate amount of Rollover Reserve Funds in the Rollover Reserve Account exceeding the Rollover Reserve Cap, such Rollover Reserve Monthly Deposit or Lease Termination Payment deposit shall be decreased by an amount equal to such excess. Any interest earned on funds on deposit in the Rollover Reserve Account shall be added to and become a part of the Rollover Reserve Fund. In lieu of making the Rollover Reserve Monthly Deposits as required hereunder, Borrower shall be allowed to deposit with Lender an unconditional irrevocable letter of credit (the “Rollover Reserve Letter of Credit”) in an amount initially equal to (a) if such Rollover Reserve Letter of Credit is deposited with Lender prior to the third Payment Date occurring during the existence of a Cash Sweep Period, $1.00 multiplied by the then existing aggregate net leasable area of the Property, divided by 4, and (b) if such Rollover Reserve Letter of Credit is deposited with Lender after the third Payment Date occurring during the existence of a Cash Sweep Period, the aggregate amount of all Rollover Reserve Funds then held by Lender (which Rollover Reserve Funds will be disbursed to Borrower upon receipt of the Rollover Reserve Letter of Credit). During the existence of a Cash Sweep Period, on every third Payment Date occurring after the date the Rollover Reserve Letter of Credit is deposited with Lender until the face amount of the Rollover Reserve Letter of Credit is equal to the Rollover Reserve Cap, Borrower shall cause the face amount of the Rollover Reserve Letter of Credit to be increased by an amount equal to $1.00 multiplied by the then existing aggregate net leasable area of the Property, divided by 4. In no event shall any such increase cause the face amount of the Rollover Reserve Letter of Credit to be larger than the Rollover Reserve Cap. Borrower shall cause the Rollover Reserve Letter of Credit to be reissued or amended within ten (10) days following each such recalculation to reflect the increased amount thereof. Such Rollover Reserve Letter of Credit shall be issued by an issuer and otherwise in form and substance reasonably acceptable to Lender, Lender agreeing that KeyBank National Association is an acceptable issuer of such Rollover Reserve Letter of Credit. The Rollover Reserve Letter of Credit (a) shall be obtained by an “applicant” that is not the Borrower, (b) shall provide that it is transferable by Lender and its successors at no cost to them, and that the issuer of such a letter of credit will look solely to parties other than Lender for any transfer costs or fees, (c) shall provide for partial draws thereon, (d) shall be payable by sight draft only and shall not include any requirements or conditions for draws other than Lender’s demand therefor, and (e) shall have a term expiring not earlier than thirteen (13) months from the date of its issuance. Not less than thirty (30) days prior to the expiration date of the Rollover Reserve Letter of Credit then held by Lender hereunder, Borrower shall deposit with Lender a replacement Rollover Reserve Letter of Credit complying with the requirements of this paragraph or provide Lender with evidence reasonably satisfactory to Lender that the expiration date of the existing Rollover Reserve Letter of Credit has been extended an additional twelve (12) months. Borrower’s failure to provide to Lender such replacement or extension as required by the immediately prior sentence shall allow Lender to draw the entire remaining proceeds thereof and deposit the same in the Rollover Reserve Account. The Rollover Reserve Letter of Credit and all proceeds thereof shall be deemed part of the Reserve Funds, and shall be held in escrow by Lender according to the terms of this Agreement. Borrower will pay all costs associated with the initial issuance, any modification or re-issuance of the Rollover Reserve Letter of Credit, now or in the future, in connection with any transfer of the Loan by Lender, in connection with any Securitization or otherwise. Upon such transfer, Borrower agrees that Lender is released from all liability in respect of the Rollover Reserve Letter of Credit, and that Borrower shall look solely to the transferee with respect to all matters relating to the Rollover Reserve Letter of Credit. In the event that all then existing Cash Sweep Events have been cured during a period wherein Lender is in possession of the Rollover Reserve Letter of Credit, Lender will promptly return the Rollover Reserve Letter of Credit to Borrower within five (5) Business Days following Lender’s acceptance of Borrower’s cure.

7.4.2       Disbursements from Rollover Reserve Account. Lender shall make disbursements from the Rollover Reserve Account to pay Borrower only for the costs of TILC Obligations; provided, however, that no disbursements for TILC Obligations related to the Major Tenant Premises of any Major Tenant that is the subject of a Major Tenant Trigger Event shall be made during any time that the balance of Major Tenant Rollover Reserve Account is greater than zero. Lender shall disburse Rollover Reserve Funds from the Rollover Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the TILC Obligations to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a Disbursement Certification and Schedule for the requested disbursement: (i) stating the aggregate requested amount to be disbursed and that the items to be funded by the requested disbursement are TILC Obligations, (ii) providing a general description of such TILC Obligations, (iii) including a schedule of each contractor, subcontractor, materialman and/or person to be paid (or for which Borrower is to be reimbursed for amounts previously paid by it), providing a description of the TILC Obligations for which the disbursement is requested, including, as applicable, the costs of all materials used and all labor or other services payable in connection with such TILC Obligations, and related invoice numbers, (iv) stating that such contractors, subcontractors, materialmen and/or persons have been paid, or will be paid with the proceeds of the requested disbursement, the amounts then due and payable to such Person in connection with the specified goods, work or services provided thereby, and that Borrower has obtained, to the extent applicable, lien waivers from each such contractor, subcontractor, materialman and/or person with respect to such specified goods, work or services or will obtain such waivers concurrently with payment, (v) stating that all TILC Obligations (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, have not been the subject of a previous disbursement, and that all outstanding payables with respect thereto (other than those to be paid from the requested disbursement) have been paid in full, and (vi) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the TILC Obligations identified in the Disbursement Certification and Schedule provided in connection with such previous disbursements, and (d) with respect to any requested disbursement in excess of $250,000.00: (i) if applicable, copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender with respect to any contractor, subcontractor and/or materialman whose proposed payment (or Borrower reimbursement, if applicable) is in excess of $250,000.00, (ii) for disbursements in excess of $250,000, if reasonably required by Lender, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances), (iii) in the event the title search described in item (ii) is not required by Lender, such other evidence as Lender shall reasonably request to demonstrate that the TILC Obligations to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement (other than any retention amount which is not a part of such disbursement request), and (iv) Lender may require an inspection of the Property, at Borrower’s expense, by an appropriate independent qualified professional selected by Lender prior to making such disbursement in order to verify completion of the TILC Obligations for which reimbursement is sought. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Rollover Reserve Account is less than $5,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4.2.

Section 7.5            Excess Cash Flow Reserve Fund.

7.5.1       Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period caused by a DSCR Trigger Event or a Manager Trigger Event, Borrower shall deposit or cause to be deposited with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account.”

7.5.2       Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, so long as no Event of Default or other uncured Cash Sweep Event then exists, all Excess Cash Flow Reserve Funds promptly shall be disbursed to Borrower. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be promptly disbursed to Borrower.

Section 7.6           Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)           Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c)           The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)           Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims and demands and actual out-of-pocket liabilities, losses, damages (excluding, in all events, consequential, punitive, special, exemplary and indirect damages), obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)            The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)          Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly returned to Borrower.

Section 7.7           Major Tenant Rollover Reserve.

7.7.1       Deposits to Major Tenant Rollover Reserve Fund. During a Cash Sweep Period caused by a Major Tenant Trigger Event, Borrower shall deposit or cause to be deposited with Lender all Excess Cash Flow to the extent provided herein and in the Cash Management Agreement, which amounts shall be held by Lender for tenant improvement and leasing commission obligations incurred in connection with the leasing of any or all of the Major Tenant Premises. Amounts so deposited, and, if applicable, any amount so deposited resulting from a draw on the DSCR/Tenant Cure – Letter of Credit, shall hereinafter be referred to as the “Major Tenant Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Major Tenant Rollover Reserve Account”. Borrower shall also pay to Lender, for deposit into the Major Tenant Rollover Reserve Account, all Lease Termination Payments in connection with or related to any Major Tenant Lease. Notwithstanding the aforementioned, deposits to the Major Tenant Rollover Reserve Fund shall not cause the aggregate amount of the Major Tenant Rollover Reserve Fund to exceed the then applicable Major Tenant Rollover Reserve Cap on any Payment Date and accordingly, to the extent any such required deposit would result in the aggregate amount of Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account exceeding the Major Tenant Rollover Reserve Cap, such deposit shall be decreased by an amount equal to such excess.

7.7.2       Withdrawal of Major Tenant Rollover Reserve Fund. Provided no Event of Default hereunder exists and is then continuing, Lender shall make disbursements from the Major Tenant Rollover Reserve Fund for TILC Obligations incurred by Borrower in connection with the leasing of any Major Tenant Premises using the same disbursement requirements and procedures as set forth herein for disbursements from the Rollover Reserve Fund. Additionally, so long as no Event of Default or other uncured Cash Sweep Event then exists, upon the occurrence of a Cash Sweep Event Cure with respect to all then existing Major Tenant Trigger Events (but excepting a Cash Sweep Event Cure based upon the Major Tenant Rollover Reserve Funds being equal to the Major Tenant Rollover Reserve Cap), any funds in the Major Tenant Rollover Reserve Account shall be disbursed to Borrower. Any Major Tenant Rollover Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.8            Intentionally Omitted.

ARTICLE VIII - DEFAULTS

Section 8.1            Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)             if Borrower fails to make full and punctual payment of: (A) any Monthly Debt Service Payment Amount or any other amount payable on a monthly basis (including, without limitation, any required monthly deposits to any Reserves) under any Loan Document within five (5) days of the date on which such payment was due, (B) the entire remaining Debt on the Maturity Date, or (C) any other portion of the Debt (other than any payment described in Sections 8.1(a)(i)(A) or (B) above) within five (5) days after written notice by Lender to Borrower that the same is due and payable;

(ii)            if any of the Taxes or Other Charges are not paid when the same are due and payable, unless sufficient funds allocable to Taxes and Other Charges have been escrowed with Lender in the Tax and Insurance Fund and Lender has failed to pay such Taxes or Other Charges;

(iii)           if the Policies are not kept in full force and effect, or if evidence of the Policies is not delivered to Lender upon request;

(iv)          if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement and Article 6 of the Security Instrument;

(v)           if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable, and such representation or warranty was not, to Borrower’s knowledge, false or misleading in any material respect when made, then the same shall not constitute an Event of Default unless Borrower has not cured the same within ten (10) Business Days after receipt by Borrower of notice from Lender in writing of such breach;

(vi)          if Borrower shall make an assignment for the benefit of creditors;

(vii)         if (A) Borrower, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors, or (III) seeking any division of any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act; or (B) there shall be commenced against Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within ninety (90) days of filing; or (C) there shall be commenced against the Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that is not dismissed within ninety (90) days of filing; or (D) the Borrower, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Guarantor or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(viii)        if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)           if Borrower breaches any covenant contained in Section 4.1.30 or Section 5.1.24 or any prohibition on Transfers contained in Section 5.2.10 hereof (unless such Transfer is otherwise permitted pursuant to the Loan Documents), provided, however, any such breach or violation shall not be deemed to be an Event of Default hereunder if (i) such breach or violation is susceptible of cure and would not be reasonably likely to result in a material adverse effect on Borrower, the Property, Lender or the Loan and (ii) within ten (10) Business Days of the earlier of (1) notice of such breach or violation from Lender or (2) the date Borrower becomes aware of such breach or violation, Borrower cures such beach or violation and provides Lender with satisfactory evidence of same, and provided further with respect to any Transfer which is in the nature of an involuntary lien, no Event of Default shall exist if Borrower is contesting such lien in accordance with the terms of this Agreement;

(x)            intentionally omitted;

(xi)           if any of the assumptions related to the Borrower being a Special Purpose Entity contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, the foregoing shall not be deemed an Event of Default hereunder if Borrower exercises commercially reasonable efforts to cure the same within ten (10) Business Days of the earlier of (1) notice thereof from Lender or (2) the date Borrower becomes aware thereof;

(xii)          if Borrower fails to exercise commercially reasonable efforts to deliver any document or to take any other action Borrower is obligated to take hereunder with respect to any Securitization for a period of ten (10) Business Days after such notice by Lender;

(xiii)         if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) Business Days after notice to Borrower from Lender;

(xiv)         if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such nonmonetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xv)          intentionally omitted;

(xvi)         Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument (it not being implied by this clause that any such encumbrance will be permitted); or

(xvii)       (A) If Guarantor fails at any time to comply with any of the representations, warranties or covenants set forth in the Guaranty, or (B) if Guarantor fails at any time to maintain the Net Worth Threshold or the Liquid Assets Threshold.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2           Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instruments have been foreclosed, sold or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)            If an Event of Default exists, Lender shall have the right to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and no Severed Loan Documents shall increase in any manner Borrower’s obligations, decrease Borrower’s rights or modify in a manner adverse to Borrower any financial obligations of Borrower.

(d)           As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3           Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1            Securitization.

9.1.1       Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations or securitizations, collectively, a “Securitization”).

(b)           At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall, at no cost or expenses to Borrower, use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by investors or prospective investors or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to investors or prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Guarantor, if any, the Property and, if not subject to a confidentiality agreement, any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Guarantor and their respective officers and representatives, shall, at no cost or expense to Borrower at Lender’s request, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors or the Rating Agencies in connection with any such Securitization, provided that Borrower shall not be required to increase in any manner Borrower’s obligations, decrease Borrower’s rights or modify in a manner adverse to Borrower any financial obligations of Borrower. Borrower and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Guarantor, the Property and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instrument,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, Manager or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)           (i)             Borrower agrees, at no cost or expense to Borrower, to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (A) the initial weighted average interest rate payable under the Note (and the weighted average interest rate shall only change in the event of an Event of Default or the application of any Insurance Proceeds or Condemnation Proceeds to the Debt), (B) the stated maturity of the Note, (C) the aggregate amortization of principal of the Note, (D) any other material economic term of the Loan, (E) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (F) any other term contained in the Loan Documents, the effect of which would be to increase Borrower’s obligations or decrease Borrower’s rights. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components or mezzanine loans.

(ii)           Without limiting the foregoing, Borrower agrees that upon Lender’s request that the respective original principal amounts of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 be revised in connection with a Securitization (provided that such revisions shall not change the aggregate principal balance of such Notes or modify any of its terms set forth in clauses (c)(i)(A) – (F) above), Borrower shall complete the following actions within five (5) Business Days following Lender’s written request therefor:

(A)          Borrower shall execute and deliver a replacement for each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 with such revised original principal amounts, such replacement Notes to be in the forms executed and delivered as of the closing of the Loan, and upon such execution and delivery, such replacement Notes shall be the Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 defined herein; and

(B)           If requested by Lender, Borrower shall cause its respective counsel to issue supplemental or replacement legal opinions in the form of such counsel’s opinion delivered as of the closing of the Loan with respect to the replacement Notes.

(d)           If requested by Lender, Borrower shall provide, at no cost or expense to Borrower, Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender reasonably shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e)            Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things necessary or desirable to effect any Securitization authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power.

9.1.2       Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s compliance with this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies, attorneys’ fees, mortgage recording tax and title insurance premiums) shall be paid by Lender.

Section 9.2           Right To Release Information. Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of any Individual Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, any Guarantor, any indemnitor, any Individual Property and any other matter in connection with the Loan, whether furnished by Borrower, any Guarantor, any indemnitor or otherwise, as Lender reasonably determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom.

Section 9.3            Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any officer, director, shareholder, partner, member, principal, employee of Borrower or any direct or indirect owner of Borrower (provided that the foregoing shall not limit in any manner, the liability of any Guarantor), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 9.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any guaranty, indemnity or similar agreement or undertaking made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Security Instrument and any other Loan Documents; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof).

(b)           Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover from Borrower, and Borrower shall be fully and personally liable and subject to legal action, for any actual out-of-pocket loss, cost, expense, damage, claim or other obligation (including reasonable out-of-pocket attorneys’ fees and expenses and other collection and litigation expenses but in all events excluding consequential, punitive, special, indirect and exemplary damages) incurred or suffered by Lender arising out of or in connection with the following:

(i)             fraud or intentional misrepresentation by Borrower or Guarantor, or any Affiliate of the foregoing;

(ii)            the gross negligence or willful misconduct of Borrower or Guarantor, or any Affiliate of the foregoing;

(iii)           intentional material physical waste of the Property, provided, however, that if Borrower does not have sufficient cash flow on a current basis to prevent waste, any waste shall not be deemed intentional and Borrower shall have no liability under this clause (iii);

(iv)          the removal or disposal of any portion of the Property in violation of the terms of the Loan Documents;

(v)           the misappropriation or conversion by Borrower or Guarantor, or any Affiliate of the foregoing, of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents or other Property income or collateral proceeds, or (D) any Rents paid more than one month in advance (including security deposits);

(vi)          following the occurrence of an Event of Default, the failure to either apply rents or other Property income, collected after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property or, upon demand, to deliver such rents or other Property income to Lender;

(vii)         failure to maintain insurance or to pay taxes and assessments, or to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property (unless Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, has received all Rents from the Property applicable to the period for which such insurance, taxes or other items are due, and thereafter fails to make such payments), it being acknowledged that if Borrower does not have sufficient cash flow on a current basis to maintain insurance or to pay taxes and assessments or to pay charges for labor or materials or other charges or judgments that create Liens on any portion of the Property, Borrower shall have no liability under this clause (vii);

(viii)        any security deposits, advance deposits or any other deposits collected by or on behalf of Borrower with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied (A) in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof or (B) previously delivered to Lender to be applied to repay the Loan;

(ix)           any failure by Borrower to obtain Lender’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents) to any modification, amendment or terminations of any Lease;

(x)            any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.37 or 5.1.19 hereof;

(xi)           any failure by Borrower to permit on-site inspections of the Property in accordance with the terms and provisions of the Loan Documents;

(xii)          the failure of Borrower to appoint a new Manager at Lender’s request, to the extent Borrower is expressly required to do so pursuant to this Agreement;

(xiii)         any failure by Borrower to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof that does not result, in whole or in part, in the substantive consolidation of the assets and liabilities of Borrower with those of any other Person or entity pursuant to the Bankruptcy Code;

(xiv)         Borrower fails to obtain Lender’s prior written consent to any Transfer to the extent required pursuant to the terms of the Loan Documents that is not a Full Recourse Transfer;

(xv)          Borrower fails to obtain Lender’s prior written consent, to the extent required pursuant to the terms of the Loan Documents, to any Indebtedness or voluntary Lien encumbering the Property that is not a Full Recourse Lien; or

(xvi)         the failure of the AT&T Sprinkler Installation Work to be completed in accordance herewith on or before the applicable AT&T Sprinkler Installation Work Completion Deadlines.

(c)            Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, Borrower shall be personally liable for the Debt if (A) Borrower fails to obtain Lender’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents) to any Transfer (a “Full Recourse Transfer”) (1) that results in a change in Control over Borrower or (2) of any of the Property by deed, bill of sale, installment sales agreement, ground lease (excluding any lease to a Tenant in the ordinary course of business) or any similar agreement; (B) Borrower fails to obtain Lender’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents) to any voluntary mortgage, deed of trust, collateral assignment or similar voluntary lien or interest encumbering all or a substantial portion of the Property (a “Full Recourse Lien”); (C) Borrower shall at any time hereafter make an assignment for the benefit of its creditors; (D) Borrower fails to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, which failure results in a substantive consolidation of Borrower with another Person or entity pursuant to the Bankruptcy Code; (E) Borrower admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, provided that neither Borrower nor Guarantor shall have liability under this clause (E) in connection with the delivery of financial statements or any other filing required to be delivered pursuant to a subpoena or any order entered in a bankruptcy proceeding or required under applicable law in connection with any such petition made by any Person which is not an Affiliate of Borrower; (F) intentionally omitted; (G) Borrower files, or consents in writing to, a petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or there is a filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any party (provided, however, that the failure to defend such an involuntary petition where no meritorious defense exists shall not be deemed “assisting” for purposes hereof).

(d)           Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

Section 9.4           Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default by Manager occurs under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

Section 9.5           Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, and Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced as a result of an imminent, actual or reasonably foreseeable default or breach with respect to the Loan, or the occurrence of an Event of Default: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and which may be payable to a special servicer, in an amount as great as one percent of the outstanding principal balance of the Loan, upon return of the Loan by the special servicer to the master servicer, and (iii) the reasonable out-of-pocket costs of all amounts owed to any third-party contractor in connection with the Servicer obtaining any third-party report, including any property inspections or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer determines to obtain or may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), provided that such fees shall in no event exceed the fees charged to similarly situated borrowers.

Section 9.6            Lender/Servicer Loan Administration. From and after the date hereof, the owner and holder of Note A-1 shall be deemed the agent of the holder(s) of Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 in connection with all matters related to the administration, servicing and payment of the Loan, and such owner and holder of Note A-1 shall be Borrower’s point of contact in connection with all such matters. Notwithstanding the forgoing, following the transfer of Note A-1 to a Securitization, the Servicer for such Securitization to which Note A-1 is transferred shall be deemed the agent of the holder(s) of Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8, and such Servicer shall be Borrower’s point of contact in connection with all matters related to the administration, servicing and payment of the Loan.

ARTICLE X - MISCELLANEOUS

Section 10.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents (but excluding the survival period set forth in Section 6 of the Environmental Indemnity, which survival period only shall apply to liability under the Environmental Indemnity). Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2          Intentionally Omitted.

Section 10.3         Governing Law. (a)  LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (“ACTION”) MAY AT LENDER’S OPTION BE INSTITUTED IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH ACTION. IN THE EVENT THAT ANY BORROWER’S PRINCIPAL OFFICE IS NOT LOCATED IN THE STATE OF NEW YORK AT ANY TIME IN THE FUTURE, SUCH BORROWER (I) SHALL PROMPTLY DESIGNATE AND APPOINT AN AUTHORIZED AGENT, REASONABLY ACCEPTABLE TO LENDER, TO ACCEPT AND ACKNOWLEDGE ON SUCH BORROWER’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND IN SUCH CASE, SUCH BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH ACTION IN THE STATE OF NEW YORK, (II) SHALL GIVE PROMPT NOTICE TO LENDER OF (A) THE NAME AND ADDRESS OF SUCH AGENT, AND (B) ANY CHANGED ADDRESS THEREAFTER OF ITS AUTHORIZED AGENT HEREUNDER, (III) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (IV) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5        Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6         Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	KeyBank National Association
11501 Outlook, Suite 300
Overland Park, Kansas 66211
Facsimile No.: 877-379-1625
Attention: Loan Servicing

with a copy to:	Dan Flanigan
POLSINELLI
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Facsimile No.: 816-753-1536

If to a Borrower:	405 Park Avenue
New York, New York 10022
Attention: GNL Counsel
Facsimile No.: 816-753-1536

with a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: David J. Weinberger, Esq.
Facsimile No.: 212-969-2900

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7         Trial by Jury. TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8         Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10       Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11       Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12       Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13       Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested prior to the Closing Date by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or any portion thereof); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property (or any portion thereof), or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or any portion thereof (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(b)           Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (excluding, in all events, consequential, punitive, special, exemplary and indirect damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that are imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)            Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document that results from an action or request of Borrower and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14       Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15       Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16      No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property (or any portion thereof) other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17       Publicity. All news releases, publicity or advertising by Borrower or its Affiliates other than releases required by law through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, KeyBank National Association or any of their Affiliates shall be subject to the prior written approval of Lender and KeyBank National Association in their reasonable discretion. All news releases, publicity or advertising by Lender or Servicer or any of their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower, Guarantor or any of their Affiliates shall be subject to the prior written approval of Borrower in its reasonable discretion.

Section 10.18       Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property (or any portion thereof) for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property (or any portion thereof) in preference to every other claimant whatsoever.

Section 10.19      Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20       Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21       Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all actual out-of-pocket claims, liabilities, costs and expenses of any kind (including Lender’s reasonable out-of-pocket attorneys’ fees and expenses) arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22       Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23       Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender or Borrower have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, each of Lender and Borrower for itself and its Guarantor and each of their indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct. This Section 10.23 shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24       Intentionally Omitted.

Section 10.25      OFAC. Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26      Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 10.27      Confidentiality. Notwithstanding anything to the contrary in this Agreement, Lender agrees that any reports, statements or other information required to be delivered or provided under this Agreement or any of the other Loan Documents and furnished at any time and from time to time by Borrower or Guarantor (“Furnished Information”), which is provided to Lender by or on behalf of Borrower or Guarantor, shall be kept confidential. Any Furnished Information may also be disclosed to any Rating Agency, underwriter or nationally recognized statistical rating organization (“NRSRO”); provided (i) each Rating Agency or underwriter to which such information is disclosed has executed its usual and customary confidentiality agreement and (ii) any NRSRO desiring access to any secured website containing such information shall, as a condition to its access to, have either furnished to the Securities and Exchange Commission the certification required under Rule 17g-5(e) of the Exchange Act or be required to agree to (or “click through”) such website’s confidentiality provisions. Nothing herein shall preclude Lender from disclosing any Furnished Information (A) as required by any applicable Legal Requirement, (B) which is already publicly available as a result of disclosure by any other party, (C) in response to any order of any court or other Governmental Authority, or (D) if Lender is required to do so in connection with any litigation or similar proceeding; provided that in the case of clause (A), (C) or (D), Lender shall exercise reasonable efforts to give prior written notice of such requirement to Borrower or Guarantor, as applicable (to the extent it is lawful to do so) in order to permit Borrower or Guarantor, as applicable, to, and shall reasonably cooperate, provided such cooperation shall be at no cost or expense to Lender, with Borrower or Guarantor, as applicable, in its efforts to, seek a protective order). This Section 10.27 shall survive the repayment of the Loan and the termination of this Agreement.

Section 10.28       Joint and Several.

(a)           The parties executing this Agreement as “Borrower” acknowledge and agree that such parties shall be referred to in this Agreement individually, collectively, and interchangeably as “Borrower”. Unless specifically stated to the contrary, the term “Borrower” as used in this Agreement, including, without limitation, with respect to all representations, warranties and covenants, shall include all parties comprising Borrower.

(b)           Each party comprising Borrower agrees that it is jointly and severally liable for the prompt payment and performance of, all obligations under this Agreement and all agreements under the Loan Documents (collectively, the “Obligations”). Each party comprising Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an obligation, has destroyed such party’s rights of subrogation and reimbursement against any other Borrower by operation of Section 580d of the California Code of Civil Procedure or otherwise. To the extent permitted by applicable law, each party comprising Borrower further waives any right to a fair value hearing under California Code of Civil Procedure Section 580a, or any other similar law, to determine the size of any deficiency owing (for which such party comprising Borrower would be liable hereunder) following a non-judicial foreclosure sale. Without limiting the foregoing or anything else contained in this Agreement, each party comprising Borrower waives all rights and defenses that such party may have because the Loan is secured by real property. This means, among other things:

(1)            that Lender may collect from such party without first foreclosing on any real or personal property collateral pledged by any other Borrower; and

(2)            if Lender forecloses on any real property collateral pledged by any other Borrower: (x) the amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Lender may collect from such party even if Lender, by foreclosing on the real property collateral, has destroyed any right such party may have to collect from any other Borrower.

This paragraph is an unconditional and irrevocable waiver of any rights and defenses that each party comprising Borrower may have because the Loan is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)            Each party comprising Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other party comprising Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security until such time as all of the Obligations have been paid in full. Any claim which any party comprising Borrower may have against any other party comprising Borrower with respect to any payments to Lender are hereby expressly made subordinate and junior in right of payment, including, without limitation as to any increases in the Obligations arising under this Agreement, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any party comprising Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower.

(d)           Nothing contained in this Section shall limit the liability of any party comprising Borrower to pay extensions of credit made directly or indirectly to such party, Obligations relating to Letters of Credit issued to support such party’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such party shall be primarily liable for all purposes hereunder.

ARTICLE XI – LOCAL LAW PROVISIONS

Section 11.1         Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article XI and the other provisions of this Agreement, the terms and conditions of this Article XI shall control and be binding.

Section 11.2         Pennsylvania Law Provisions. The following provisions shall apply to this Agreement to the extent that Pennsylvania law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a)           POWERS OF ATTORNEY. BORROWER ACKNOWLEDGES AND AGREES (A) THAT ANY POWERS OF ATTORNEY GRANTED HEREIN, AND ANY WARRANT OF ATTORNEY AUTHORIZING JUDGMENT BY CONFESSION, ARE GIVEN IN CONNECTION WITH A COMMERCIAL TRANSACTION, (B) LENDER’S EXERCISE OF ANY POWERS OF ATTORNEY AS PROVIDED FOR HEREIN WOULD BE IN ACCORDANCE WITH BORROWER’S REASONABLE EXPECTATIONS, AND (C) LENDER DOES NOT AND SHALL NOT HAVE ANY OF THE DUTIES TO BORROWER SET FORTH IN 20 PA. C.S.A. §5601.3.

Section 11.3         Texas Law Provisions. The following provisions shall apply to this Agreement to the extent that Texas law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a)           The term “Environmental Law” shall include the Texas Water Code §26.001 et seq.; the Texas Health & Safety Code §361.001 et seq.; and the Texas Solid Waste Disposal Act, Tex. Civ. Stat. Ann. art. 4477-7.

(b)           It is the express intention of Borrower and Borrower hereby agrees that any indemnity will apply to and fully protect each indemnified party even though any claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) then the subject of indemnification may have been caused by, arise out of, or are otherwise attributable to, directly or indirectly, the negligence (excluding gross negligence) in whole or in part of such indemnified party and/or any other party.

(c)            Each use of the term “notice” in Section 8.1(b) shall be deemed to include notice of acceleration and notice of intent to accelerate.

(d)           Section 10.11(a) shall be deemed to cover notice of acceleration and notice of intent to accelerate.

(e)           THIS AGREEMENT AND THE OTHER DOCUMENTS EVIDENCING, SECURING OR PERTAINING TO ALL OR ANY PORTION OF THE DEBT REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

Section 11.4         Wyoming Law Provisions. The following provisions shall apply to this Agreement to the extent that Wyoming law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

Section 11.5         Indiana Law Provisions. The following provisions shall apply to this Agreement to the extent that Indiana law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a)           If, pursuant to this Agreement, Borrower is liable to any Person for payment of or reimbursement for attorneys fees, such fees shall include, but not be limited to, reasonable, out-of-pocket support staff costs, amounts expended in litigation preparation, computerized research costs, telephone and facsimile expenses, mileage costs, deposition related expenses, postage costs, photocopy costs, process service fees and costs of videotapes.

(b)           For purposes of this Agreement, Borrower hereby expressly consents to the appointment of a receiver, trustee, liquidator or conservator of the Property.

Section 11.6          Intentionally Omitted.

Section 11.7         Georgia Law Provisions. The following provisions shall apply to this Agreement to the extent that Georgia law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a)            This Agreement is made under Seal.

Section 11.8         Michigan Law Provisions. The following provisions shall apply to this Agreement to the extent that Michigan law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

Section 11.9         Ohio Law Provisions. The following provisions shall apply to this Agreement to the extent that Ohio law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

Section 11.10       Louisiana Law Provisions. The following provisions shall apply to this Agreement to the extent that Louisiana law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

Section 11.11       Alabama Law Provisions. The following provisions shall apply to this Agreement to the extent that Alabama law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

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Section 11.12      California Law Provisions. The following provisions shall apply to this Agreement to the extent that California law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a)            The term “Environmental Laws” shall include Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code”.

(b)           Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

/s/ JT
Borrower’s Initials

(c)           Without in any way limiting the generality of any provision of this Agreement, to the full extent permitted by law, each party comprising Borrower irrevocably and unconditionally waives any rights and benefits which might otherwise be available to Borrower under California Civil Code Sections 2787 to 2855, inclusive, 2899 and/or 3433, and/or any successor sections.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARG CMGLTWY001, LLC,
ARG SSFSRIN001, LLC,
ARG EQWBGPA001, LLC,
ARG HCCLHGA001, LLC,
ARG UPDBNMI001, LLC,
ARG CDNCNOH001, LLC,
ARG MT2PKSLB001, LLC,
ARG HRTFTGA001, LLC,
ARC FELKCLA001, LLC,
ARG EHBIRAL001, LLC,
ARC ATSNTTX001, LLC and
ARC SLSTCCA001, LLC,
each a Delaware limited liability company

By:	/s/ James A. Tanaka
James A. Tanaka, Authorized Signatory for each such
Limited Liability Company

Signature Page to Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

KEYBANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Cynthia M. Milioto
Cynthia M. Milioto, Vice President

Signature Page to Loan Agreement

SCHEDULE I

(RENT ROLL)

SCHEDULE II

(REQUIRED REPAIRS - DEADLINES FOR COMPLETION)

SCHEDULE III

(ORGANIZATIONAL CHART OF BORROWERS)

SCHEDULE IV

(INDIVIDUAL PROPERTIES AND ALLOCATED LOAN AMOUNTS)

SCHEDULE V

INTENTIONALLY OMITTED

SCHEDULE VI

(FORM OF TENANT DIRECTION LETTER)

[BORROWER LETTERHEAD]

__________, 20__

[Tenants under Leases]

Re:	Lease dated ________ between _______________, as Landlord, and __________________, as Tenant, concerning premises known as _____________

Gentlemen:

This letter shall constitute notice to you that the undersigned has granted a lien and security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of KeyBank National Association, its successors and assigns, as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

[Clearing Bank]

____________________

____________________

Account Name: “_________________________________” Clearing Account FBO KeyBank National Association, successors and assigns

Account No.: __________________

Attention: _________________

ABA# _____________

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.

Sincerely,

[Borrower]

SCHEDULE VII

(FORM OF DISBURSEMENT CERTIFICATION AND SCHEDULE)

Loan No. 10202952

Disbursement Certification and Schedule

____________________ (“Borrower”) does hereby certify and affirm the following to _________________________ (“Lender”) to induce Lender to disburse (the “Disbursement”) the aggregate sum of $______________________ from the [CHOOSE AS APPLICABLE: Replacement Reserve Account, Rollover Reserve Account, other Reserve] pursuant to the terms of the Loan Agreement (“Loan Agreement”) entered into between ____________________________ (“Borrower”) and KeyBank National Association (predecessor to Lender) dated ____________________. Any capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

1.       The undersigned is the ______________ of Borrower, has actual knowledge as to the matters herein set forth and makes this Certification pursuant to Section _____ of the Loan Agreement.

2.       To Borrower’s knowledge, no Event of Default exists under any of the Loan Documents.

3.       All of the statements, information, costs and amounts set forth herein or on Exhibit A attached hereto are true and correct in every material respect as of the date hereof. All of the Disbursement funds shall be used solely for the purposes of paying the costs of the [CHOOSE AS APPLICABLE: Replacements, TILC Obligations] specified herein, or for reimbursing Borrower for such costs previously paid by Borrower.

4.       All [CHOOSE AS APPLICABLE: Replacements, TILC Obligations] to be funded by the requested Disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, have not been the subject of a previous Disbursement, and all outstanding payables with respect thereto (other than those to be paid from the requested Disbursement) have been paid in full.

5.       Attached hereto as Exhibit A is a schedule of each contractor, subcontractor, materialman and/or person (each, a “Payee”) to be paid (or for which Borrower is to be reimbursed for amounts previously paid by it to such Payee) from the proceeds of the Disbursement, the aggregate amount then payable to each such Payee, a description of the goods, work or services provided by each such Payee and related invoice numbers to be paid from the Disbursement.

6.       Each Payee has been paid, or will be paid with the proceeds of the Disbursement, the amounts then due and payable to such Payee in connection with the goods, work or services specified on Exhibit A provided by each such Payee, and Borrower has obtained lien waivers from each such Payee with respect to such specified goods, work or services.

7.       Each previous disbursement of [CHOOSE AS APPLICABLE: Replacement Reserve Funds, Rollover Reserve Funds, other Reserve Funds] was used to pay the costs of the [CHOOSE AS APPLICABLE: Replacements, TILC Obligations] identified in the Disbursement Certification and Schedule provided in connection with such previous disbursement.

Date: ________________________

[TO BE EXECUTED BY AN AUTHORIZED OFFICER, GENERAL PARTNER, MANAGING MEMBER OR SOLE MEMBER OF BORROWER, AS APPLICABLE]

Exhibit A to Disbursement Certification and Schedule

[Attach a schedule of each applicable contractor, subcontractor, materialman and/or person and with respect to each such contractor, subcontractor, materialman and/or person, the aggregate amount then payable to each, a description of the goods, work or services provided by each (for goods, provide the quantity and price of each item, the costs of all materials used and all labor or other services payable in connection with such goods) and related invoice numbers to be paid from the Disbursement]

SCHEDULE VIII

(LETTER TO CITY OF SAN ANTONIO DEVELOPMENT SERVICES REGARDING COMPLETION OF AT&T SPRINKLER INSTALLATION WORK)